Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material, and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

LOAN AGREEMENT

Dated as of December 31, 2025

among

GHI SOUTH CAROLINA HOLDINGS LLC, GHI SOUTH CAROLINA CENTURY PLAZA LLC, GHI SOUTH CAROLINA SONDRIO LLC, GHI SOUTH CAROLINA VIETTI LLC AND GHI SOUTH CAROLINA WINDSOR LLC
as Borrower,

BANKUNITED, N.A.,
a national banking association
as Administrative Agent

and

the LENDERS party hereto

_________________________________________________________________

TABLE OF CONTENTS

Page

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION	1
1.1	Specific Definitions	1
1.2	Principles of Construction	25
2.	GENERAL LOAN TERMS	26
2.1	The Loan	26
2.2	Interest; Monthly Payments	27
2.3	Loan Repayment.	31
2.4	Compensation for Losses.	32
2.5	Payments and Computations	32
2.6	Swap Agreements	33
2.7	Fees.	36
2.8	Extension Options	36
2.9	Non-Receipt of Funds by Administrative Agent	37
2.10	Sharing of Payments, Etc.	38
2.11	Yield Protection; Etc.	39
2.12	Effect of Benchmark Transition Event.	42
2.13	Alternate Rate of Interest	43
2.14	Reserved.	44
2.15	Reserved.	44
2.16	Taxes	44
2.17	Reserved.	44
2.18	Casualty/Condemnation Account	44
2.19	Security Deposits	44
2.20	[Reserved].	45
2.21	Grant of Security Interest; Application of Funds	45
3.	RESERVED	45
4.	REPRESENTATIONS AND WARRANTIES	45
4.1	Organization; Special Purpose	45
4.2	Proceedings; Enforceability	46
4.3	No Conflicts	46
4.4	Litigation	46
4.5	Agreements	46

i

4.6	Title	46
4.7	No Bankruptcy Filing	47
4.8	Full and Accurate Disclosure	48
4.9	Tax Filings	48
4.10	No Plan Assets	48
4.11	Compliance	48
4.12	Contracts	49
4.13	Federal Reserve Regulations; Investment Company Act	49
4.14	Easements; Utilities and Public Access	49
4.15	Physical Condition	50
4.16	Leases	50
4.17	Fraudulent Transfer; Solvency	51
4.18	Ownership of Borrower	51
4.19	Purchase Options	51
4.20	Management Agreement	51
4.21	Environmental Representations	51
4.22	Name; Principal Place of Business	51
4.23	Other Debt	51
4.24	[Reserved].	51
4.25	Own Behalf; For Own Account	51
4.26	Sanctions; Anti-Terrorism Laws; Anti-Corruption Laws	52
5.	COVENANTS	52
5.1	Existence	52
5.2	Taxes and Other Charges	53
5.3	Access to Property	53
5.4	Repairs; Maintenance and Compliance; Alterations	53
5.5	Performance of Other Agreements	54
5.6	Cooperate in Legal Proceedings	54
5.7	Further Assurances	55
5.8	Environmental Matters	55
5.9	Title to the Property	55
5.10	Leases	55
5.11	Estoppel Statement	57
5.12	Property Management	57

5.13	Special Purpose Entity	58
5.14	Change in Business or Operation of Property	58
5.15	Debt Cancellation	58
5.16	Affiliate Transactions	58
5.17	Zoning	58
5.18	No Joint Assessment	58
5.19	Principal Place of Business	59
5.20	Change of Name, Identity or Structure	59
5.21	Indebtedness	59
5.22	Licenses	59
5.23	Compliance with Restrictive Covenants, Etc	59
5.24	ERISA	59
5.25	Prohibited Transfers.	60
5.26	Liens	61
5.27	Dissolution	61
5.28	Expenses	61
5.29	Indemnity	62
5.30	Compliance with Laws; PATRIOT Act	64
5.31	Borrower Accounts	64
5.32	[Reserved].	64
5.33	Financial Covenants	64
5.34	Reserved.	68
5.35	Appraisals	68
6.	NOTICES AND REPORTING	68
6.1	Notices.	68
6.2	Borrower Notices and Deliveries	69
6.3	Financial Reporting.	69
6.4	Platform	71
7.	INSURANCE; CASUALTY; AND CONDEMNATION	72
7.1	Insurance.	72
7.2	Casualty.	75
7.3	Condemnation.	76
7.4	Application of Proceeds or Award	77

8.	DEFAULTS	78
8.1	Events of Default	78
8.2	Remedies	80
9.	INTENTIONALLY OMITTED	82
10.	ADMINISTRATIVE AGENT	82
10.1	Appointment, Powers and Immunities	82
10.2	Reliance by Administrative Agent	83
10.3	Defaults	84
10.4	Rights as a Lender	90
10.5	Standard of Care; Indemnification	90
10.6	Non-Reliance on Administrative Agent and Other Lenders	92
10.7	Failure to Act	92
10.8	Resignation of Administrative Agent	93
10.9	Consents Under Loan Documents	94
10.10	Authorization	96
10.11	Agency Fee	96
10.12	Defaulting Lenders	96
10.13	Liability of Administrative Agent	100
10.14	Transfer of Agency Function	100
10.15	Administrative Agent May File Proofs of Claim	100
10.16	USA Patriot Act Notice; Compliance	101
10.17	Several Obligations; No Liability, No Release	101
10.18	No Reliance on Administrative Agent's Customer Identification Program	102
10.19	[Reserved]	102
10.20	Arranger; Bookrunner	102
10.21	Return of Payments.	102
11.	MISCELLANEOUS	104
11.1	Recourse	104
11.2	Brokers and Financial Advisors	107
11.3	Survival	107
11.4	Administrative Agent’s Discretion	108
11.5	Governing Law	108
11.6	Modification, Waiver in Writing	109
11.7	Trial by Jury	109

11.8	Headings, Schedules and Exhibits	109
11.9	Severability	110
11.10	Preferences	110
11.11	Waiver of Notice	110
11.12	Remedies of Borrower	110
11.13	Prior Agreements	110
11.14	Offsets, Counterclaims and Defenses	111
11.15	Publicity	111
11.16	No Usury	111
11.17	Conflict; Construction of Documents	112
11.18	No Third Party Beneficiaries	112
11.19	No Advisory or Fiduciary Responsibility	112
11.20	Assignments and Participations	112
11.21	Set-Off	117
11.22	Counterparts	117
11.23	Limitation on Liability of Administrative Agent’s and the Lenders’ Officers, Employees	118
11.24	Cooperation with Syndication	118
11.25	[Reserved].	118
11.26	Promotional Material	119
11.27	Status of Parties	119

Schedule 1 - Legal Description
Schedule 2 - Exceptions to Representations and Warranties
Schedule 3 - Organizational Chart of Borrower
Schedule 4 - Definition of Special Purpose Entity

Schedule 5 - Notice Information

Schedule 6 - Commitments and Proportionate Shares

Exhibit A-1 - Form of U.S. Tax Compliance Certificate

Exhibit A-2 - Form of U.S. Tax Compliance Certificate

Exhibit A-3 - Form of U.S. Tax Compliance Certificate

Exhibit A-4 - Form of U.S. Tax Compliance Certificate
Exhibit B - Form of Compliance Certificate

Exhibit C - Form of Assignment and Assumption

v

LOAN AGREEMENT

This LOAN AGREEMENT dated as of December 31, 2025 (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”) is made by and among GHI SOUTH CAROLINA HOLDINGS LLC, a Delaware limited liability company, GHI SOUTH CAROLINA CENTURY PLAZA LLC, a Delaware limited liability company, GHI SOUTH CAROLINA SONDRIO LLC, a Delaware limited liability company, GHI SOUTH CAROLINA VIETTI LLC, a Delaware limited liability company and GHI SOUTH CAROLINA WINDSOR LLC, a Delaware limited liability company, jointly and severally (individually and collectively, as the context shall require, together with their permitted successors and assigns, “Borrower”), BANKUNITED, N.A., a national banking association, as administrative agent (together with its successors and assigns in such capacity and any replacement administrative agent appointed pursuant hereto, “Administrative Agent”) and in its capacity as the sole lead arranger and sole bookrunner (in such capacities, “Sole Lead Arranger” and “Sole Bookrunner,” respectively), and the lenders party hereto (each, a “Lender”, collectively, the “Lenders”).

1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Specific Definitions. The following terms have the meanings set forth below:

Administrative Agent: the meaning set forth in the Preamble.

Administrative Questionnaire: an Administrative Questionnaire in a form supplied by Administrative Agent.

Advanced Amount: the meaning set forth in Section 10.12.4.

Affiliate: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

Agency Fee: means the agency fee agreed to by Borrower and Administrative Agent pursuant to the Fee Letter.

Agent Parties: the meaning set forth in Section 6.4.2.

Anti-Corruption Laws: means all laws, rules, and regulations concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

Anti-Terrorism Laws: all laws related to terrorism or money laundering including, without limitation: (a) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the Patriot Act, (b) the Trading with the Enemy Act, (c) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg.

49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (d) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.

Appraisal: an appraisal of the Property, contracted by Administrative Agent and paid for by Borrower, prepared by an independent third-party appraiser certified in the State in which the Property is located, which appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and must otherwise be in form and substance satisfactory to Administrative Agent.

Approved Fund: shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) an Eligible Institution.

Approved Lease: a Lease entered into in accordance with the terms of this Agreement which has been expressly approved in writing by Administrative Agent, in its reasonable discretion, or which does not require the express written approval of Administrative Agent pursuant to the terms hereof.

Assignment and Assumption: an Assignment and Assumption duly executed by the parties thereto, in substantially the form of Exhibit C attached hereto.

Assignment of Leases and Rents: the meaning set forth in the definition of Loan Documents.

Auto-debit Account: the following account, as the same may be updated by written notice to Administrative Agent:

Account # 9856919608

Bank: BankUnited, N.A., a national banking association

Auto-debit Date: The Monthly Payment Due Date; provided, however, if the Auto-debit Date shall occur on a day that is not a Business Day, such payment shall be debited on the Business Day Adjustment Date.

Award: the meaning set forth in Section 7.3.2.

Bankruptcy Code: means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time, and any successor statute.

Bankruptcy Proceeding: the meaning set forth in Section 4.7.

BankUnited: BankUnited, N.A., a national banking association.

Base Rate: A fluctuating rate per annum equal to the Prime Rate plus the Interest Rate Spread.

Base Rate Loans: Loans that bear interest at the Base Rate.

Basel Committee: the Basel Committee on Banking Supervision and any successor or similar authority.

Basel III: the global regulatory standards issued on January 13, 2011, by the Basel Committee and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Governmental Authority in connection therewith.

Benchmark: means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12.

Benchmark Replacement: means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment: means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

Benchmark Replacement Conforming Changes: means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters)

that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Benchmark Replacement Date: means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to such Benchmark (or the published component used in the calculation thereof).

Benchmark Replacement Loan: a Loan that bears interest at the Benchmark Replacement.

Benchmark Transition Event: means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Start Date: means, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the second (2nd) Business Day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than two (2) Business Days after such statement or publication, the date of such statement or publication.

Benchmark Unavailability Period: means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

Borrower: the meaning set forth in the Preamble. If Borrower consists of more than one Person, then the word “Borrower” shall mean all such Persons, individually or collectively, as the context may require, and their liabilities, obligations and responsibilities under the Loan Documents shall be joint and several. Except where the context otherwise provides, in the event more than one Person is Borrower hereunder, (a) any representations contained herein of Borrower shall be applicable to each Borrower, (b) any covenants contained herein shall be deemed to be covenants of each Borrower and shall require performance by each Borrower, (c) the occurrence of any Event of Default with respect to any Borrower shall be deemed to be an Event of Default hereunder, and (d) any Indebtedness and/or obligations of Borrower shall be deemed to include any Indebtedness and/or obligations of each Borrower, or any Indebtedness and/or obligations of any one of them.

Borrower Pledge Agreement: means the Pledge and Security Agreement, dated as of even date herewith, by and among Parent Borrower, Momentum Sondrio MM LLC, Momentum Vietti MM LLC (the “Pledgors”) and Administrative Agent made with respect to the Pledgors’ respective interests in each other Borrower, in form and substance reasonably acceptable to Administrative Agent.

Borrower-Related Lender: the meaning set forth in Section 11.20.6.

Business Day: means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.

Business Day Adjustment Date: the preceding Business Day.

Capital Expenses: expenses that are capital in nature or required under GAAP to be capitalized.

Cash Equivalents: means (a) direct obligations of, or obligations on which the principal and interest are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof; (b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A1” (or the then equivalent grade) by S&P; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; (e) (i) mortgage loans that are subject to a commitment to purchase from any of Fannie Mae, Freddie Mac, Ginnie Mae, the United States Federal Housing Administration or the United States Department of Housing and Urban Development (individually an “Agency”), (ii) securities issued or guaranteed by any Agency in connection with the sale or transfer of mortgage loans, and (iii) commercial mortgage backed securities rated at least “Prime-1” or “Aaa” (or the then equivalent grade) by Moody’s or “A-1” or “AAA” (or the then equivalent grade) by S&P; (f) undrawn funds available from committed unsecured facilities; and (g) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (f) above.

Cash Management Accounts: the meaning set forth in Section 2.21.

Casualty: the meaning set forth in Section 7.2.1.

Casualty/Condemnation Account: the meaning set forth in Section 2.18.

Casualty/Condemnation Prepayment: the meaning set forth in Section 2.3.2.

CEA: the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

CFTC: the Commodity Futures Trading Commission.

Change in Law: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

CIP Regulations: the meaning set forth in Section 10.18.

Closing Date Property:

(a) 3500 Pelham Road, Greenville, South Carolina; and

(b) 1000 Hunt Club Lane, Spartanburg, South Carolina (the “Vietti Property”);

Code: the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

Collateral Documents: means the Borrower Pledge Agreement, Guarantor Pledge Agreement, Mortgage and all other instruments, documents and agreements delivered by Borrower pursuant to this Agreement or any other Loan Document in order to grant or maintain a Lien on any property owned directly or indirectly by Borrower as security for the Obligations.

Commitment: as to each Lender, the obligation of such Lender to make a Loan in an aggregate amount up to but not exceeding the amount set opposite the name of such Lender on Schedule 6 attached hereto under the caption “Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 11.20, as specified in the respective Assignment and Assumption (consented to by Administrative Agent in accordance with Section 11.20) pursuant to which such assignment is effected, in either case, as such percentage may be modified by any Assignment and Assumption.

Communications: the meaning set forth in Section 6.4.2.

Compliance Certificate: a certificate executed by Borrower in the form of Exhibit B attached hereto.

Condemnation: the meaning set forth in Section 7.3.1.

Control: with respect to any Person, either (a) ownership directly or indirectly of more than 50% of all equity interests in such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, “Controlled” shall have the meaning correlative thereto.

Covered Entity: the meaning set forth in Section 4.26(a).

Debt: the unpaid Principal, all interest accrued and unpaid thereon, and all due and unpaid fees and other sums due to Lenders with respect to the Loan or under any Loan Document, and any and all obligations of Borrower and/or its Affiliates pursuant to any Secured Swap Agreement.

Debt Service: with respect to any particular period, Principal and interest payments which would have been payable during the applicable period for such period being tested if the Principal Amount was amortizing over a 30-year amortization period.

Debt Service Coverage Ratio: as of any date, the ratio calculated by Administrative Agent of (i) the Net Operating Income for the trailing 3‑month period ending with the most recently completed calendar month to (ii) the Debt Service with respect to such period.

Deconsolidated Balance Sheet: means the consolidated balance sheet, less the consolidated assets and liabilities from existing and future debt and/or equity funds and variable interest entities.

Default: the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.

Default Rate: the lesser of (a) five percent (5%) above the Interest Rate and (b) highest amount permitted by applicable law, subject to the limitations set forth in Section 11.16.

Easements: the meaning set forth in Section 4.14.

Eligible Contract Participant: means an “eligible contract participant” as defined in the CEA and regulations thereunder.

Eligibility Date: means, with respect to Borrower or Guarantor and each swap transaction under a Secured Swap Agreement, the date on which this Agreement or any Loan Document becomes effective with respect to such swap transaction.

Eligible Institution: means any of (i) a commercial bank organized under the laws of the United States, or any State thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (iv) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Borrower or Guarantor or directly or indirectly an Affiliate of Borrower or Guarantor) organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; (v) an Approved Fund; or (vi) any Affiliate of BankUnited, any other Person into which, or with which, BankUnited is merged, consolidated or reorganized, or which is otherwise a successor to BankUnited by operation of law, or which acquires all or substantially all of the assets of BankUnited, any other Person which is a successor to the business operations of BankUnited and engages in substantially the same activities, or any Affiliate of any of the foregoing.

Environmental Indemnity: that certain Environmental Indemnity, dated as of the date hereof, made by Borrower and Guarantor, jointly and severally, collectively as indemnitors, in favor of Administrative Agent (for the benefit of the Lenders), as amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time (including pursuant to Section 9).

Environmental Laws: the meaning set forth in the Environmental Indemnity.

Equipment: the meaning set forth in the Mortgage.

ERISA: the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

ERISA Affiliate: all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

Event of Default: the meaning set forth in Section 8.1.

Excluded Swap Obligation: with respect to Borrower or Guarantor, any Secured Swap Obligation if, and to the extent that, all or a portion of Guarantor’s guaranty of, or the grant by Borrower or Guarantor of a security interest to secure, such Secured Swap Obligation (or any guaranty thereof) is or becomes illegal under the CEA or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Borrower’s or Guarantor’s respective failure for any reason to constitute an “eligible contract participant” as defined in the CEA and the regulations thereunder at the time the Guarantor’s guaranty or the grant of such security interest becomes effective with respect to such Secured Swap Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Loan Document, the foregoing is subject to the following provisos: (a) if a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such swap; (b) if a guaranty of a Secured Swap Obligation would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Secured Swap Obligation shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Loan Documents and a Secured Swap Obligation would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, this definition of Excluded Swap Obligation liability with respect to each such Person shall only be deemed applicable to (i) the particular Secured Swap Obligations that constitute Excluded Swap Obligations with respect to such Person, and (ii) the particular Person with respect to which such Secured Swap Obligations constitute Excluded Swap Obligations.

Excluded Taxes: means any of the following Taxes imposed on or with respect to Administrative Agent or any Lender or required to be withheld or deducted from a payment to Administrative Agent or any Lender, (a) Taxes (i) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.11.4) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.2.3, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to Administrative Agent’s or such Lender’s failure to comply with Section 2.2.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Extension DSCR: the Net Operating Income divided by the Debt Service.

Extension Notice Deadline: Ninety (90) days prior to the originally scheduled Maturity Date.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

Federal Funds Rate: means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of the Loan Agreement and any other Loan Document.

Federal Reserve Bank of New York’s Website: the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

Fee Letter: means the letter agreement, dated the date hereof, among Borrower, Administrative Agent, Sole Lead Arranger and Sole Bookrunner with respect to certain fees payable by Borrower in connection with the Loan, as the same may be modified or amended from time to time.

Fiscal Year: the meaning set forth in Section 6.3.1.

First Extended Maturity Date: December 31, 2028.

First Extended Maturity Date Fee: a fee in the amount equal to one quarter of one percent (0.25%) of the then-outstanding Principal payable by Borrower in connection with the extension of the Maturity Date.

First Payment Date: February 15, 2026.

Fitch: Fitch, Inc., a division of Fitch Ratings Ltd.

Floor: Zero percent (0.00%), provided that such a floor shall not apply during any period that the Loan is subject to a Secured Swap Agreement.

Form W-8BEN: means Form W-8BEN of the Department of the Treasury of the United States of America.

Form W-8BEN-E: means Form W-8BEN-E of the Department of the Treasury of the United States of America.

Form W-8ECI: means Form W-8ECI of the Department of the Treasury of the United States of America.

Form W-8IMY: means Form W-8IMY of the Department of the Treasury of the United States of America.

Form W-9: means Form W-9 of the Department of the Treasury of the United States of America.

Future Advance Amount: the meaning set forth in Section 2.1 of this Agreement.

GAAP: generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

Governmental Authority or Governmental Authorities: means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

GSI Net Worth: means the sum of (a) an amount equal to 99% of the members' equity of the Deconsolidated Balance Sheet of Greystone Select Company II LLC, (b) an amount equal to 60% of the members' equity of Greystone Select Company LLC and (c) the net book value ("NBV") of assets and liabilities held directly by the GSI Guarantor and any wholly owned subsidiary of the GSI Guarantor, in each case, determined in accordance with GAAP.

Guarantor: individually and collectively, Greystone Housing Impact Investors LP, a Delaware limited partnership (“LP Guarantor”) and Greystone Select Incorporated, a Delaware corporation (“GSI Guarantor”).

Guarantor Pledge Agreement: means the Pledge and Security Agreement, dated as of even date herewith, between LP Guarantor and Administrative Agent made with respect to LP Guarantor’s interest in Parent Borrower, in form and substance reasonably acceptable to Administrative Agent.

Guaranty: the meaning set forth in the definition of Loan Documents.

Hazardous Substances: the meaning set forth in the Environmental Indemnity.

Improvements: the meaning set forth in the Mortgage.

Indemnified Liabilities: the meaning set forth in Section 5.29.

Indemnified Party: the meaning set forth in Section 5.29.

Indemnified Taxes: means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document or (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

Initial Advance Amount: FORTY-TWO MILLION AND 00/100 DOLLARS ($42,000,000.00).

Insurance Premiums: the meaning set forth in Section 7.1.2.

Insured Casualty: the meaning set forth in Section 7.2.2.

Interest Accrual Method: 30/360 (computed on the basis of a three hundred sixty (360) day year and a thirty (30) day month, calculated by multiplying the unpaid principal amount of the Loan by the Interest Rate, dividing the product by three hundred sixty (360), and multiplying the quotient obtained by thirty (30)).

Interest Period: means the initial period commencing on the date hereof up to but excluding February 15, 2026, then monthly from and including the fifteenth (15th) day of each month to but excluding the fifteenth (15th) day of the following month thereafter, with no adjustment to period end dates, provided that any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Interest Rate: The Interest Rate shall be the Term SOFR Rate unless the Base Rate applies as set forth in this Agreement.

Interest Rate Spread: with respect to any (a) Term SOFR Rate Loan or Benchmark Replacement Loan, Two Hundred Seventy Five (275) basis points (2.75%)

per annum and (b) Base Rate Loan, One Hundred Seventy-Five (175) basis points (1.75%) per annum; provided that for any Benchmark Replacement Loan, the Interest Rate Spread may be subject to adjustment in accordance with the requirements for determining the Benchmark Replacement in Section 2.12.2.

IRS: the United States Internal Revenue Service.

ISDA: means the International Swaps and Derivatives Association.

ISDA Definitions: means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by ISDA.

Late Payment Charge: an amount equal to five percent (5%) of the unpaid amount, subject to the limitations set forth in Section 11.16.

Lease Termination Payments: (a) all fees, including any breakage fees, penalties, commissions or other payments made to Borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Lease (including in connection with any Bankruptcy Proceeding), (b) any security deposits or proceeds of letters of credit held by Borrower in lieu of cash security deposits, which Borrower is permitted to retain pursuant to the applicable provisions of any Lease and (c) any payments made to Borrower relating to unamortized tenant improvements and leasing commissions under any Lease.

Leases: all leases and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder.

Legal Requirement or Legal Requirements: means any constitution, statute, law, ordinance, regulation, rule, order, writ, injunction, or decree of any Governmental Authority.

Lender and Lenders: means, individually and collectively, BankUnited and any other Person that becomes a party hereto pursuant to an Assignment and Assumption Agreement.

Lender Funding Amount: an advance of the Loan, an unreimbursed Protective Advance or any other amount that a Lender is required to fund under this Agreement.

Licenses: the meaning set forth in Section 4.11.

Lien: any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of the Property or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

Liquid Assets: assets in the form of cash and Cash Equivalents

Loan: the meaning set forth in Section 2.1.

Loan Documents: this Agreement and all other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Administrative Agent and/or Lenders in connection with the Loan, including (without limitation) the following, each of which is dated as of the date hereof unless expressly stated herein as otherwise: (a) the Promissory Notes made by Borrower to the respective order of the Lenders in the aggregate principal amount equal to the Loan (as the context requires, the “Note” or the “Notes”), (b) the Collateral Documents, (c) the Assignment of Leases and Rents from Borrower to Administrative Agent for the benefit of the Lenders (together with the Post-Closing Assignments of Leases and Rents, the “Assignment of Leases and Rents”), (d) the Assignment of Agreements, Licenses, Permits and Contracts from Borrower to Administrative Agent for the benefit of the Lenders, (e) Environmental Indemnity, made by Guarantor and Borrower, (f) the Guaranty made by GSI Guarantor in favor of Lenders (the “GSI Guaranty”), and (g) the Guaranty made by LP Guarantor in favor of Lenders (the “LP Guaranty”, and together with the GSI Guaranty, individually or collectively, as applicable the “Guaranty”); as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time (including pursuant to Section 9), and including any Secured Swap Agreement entered into at any time pursuant to this Agreement, but specifically excluding any Third Party Swap Agreement.

Loan-To-Value Ratio: as of the date of determination, the ratio, expressed as a percentage, of (a) the then outstanding principal amount of the Loan to (b) the appraised value of the Property as set forth in a current Appraisal of the Property commissioned by Administrative Agent at Borrower’s cost.

LP Guarantor Credit Agreement: that certain Credit Agreement dated as of June 11, 2021, as amended, among LP Guarantor, Administrative Agent, and the lenders from time to time party thereto.

LP Net Worth: as of a given date, (a) the total consolidated assets of LP Guarantor as of such date less (b) LP Guarantor’s consolidated total liabilities as of such date, determined in accordance with generally accepted accounting principles, consistently applied.

Major Lease: Any Lease which covers 50 units, or 10,000 or more rentable square feet of the Improvements.

Majority Lenders: means Lenders holding at least 66 2/3 % of the aggregate outstanding principal amount of the Loans or, if the Loans shall not have been made, at least 66 2/3% of the Commitments, provided that in determining such percentage at any given time, the Loans held by and Commitments made by all then-existing Defaulting Lenders will be disregarded and excluded, and the pro rata interests in the Loans and Commitments shall be redetermined, for voting or approval purposes only, to exclude the pro rata interests in the Loans and Commitments of such Defaulting Lenders, provided further, if there are only two (2) Lenders, Majority Lenders shall mean all Lenders that are not Defaulting Lenders and if there are only three (3) Lenders, Majority Lenders shall mean at least two (2) Lenders (unless there is only one (1) Lender that is not a Defaulting Lender, in which case it may be one (1) Lender) holding at least 66 2/3 % of the aggregate outstanding principal amount of the Loans or, if the Loans shall not have been made, at least 66 2/3% of the Commitments, provided that in determining such percentage at any given time, the Loans held by and Commitments made by all then-existing Defaulting Lenders will be disregarded and excluded, and the pro rata interests in the Loans and Commitments shall be redetermined, for voting or approval purposes only, to exclude the pro rata interests in the Loans and Commitments of such Defaulting Lenders.

Management Agreement: individually and collectively, as the context may require, those certain Management Agreements, effective as of December 19, 2025, by and between each Property-Owning Borrower, on the one hand, and Manager, on the other hand, pursuant to which Manager is to manage the Closing Date Property and the Post-Closing Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 4.12.

Manager: Asset Living Southeast, LLC, a Georgia limited liability company, or any successor, assignee or replacement manager appointed by Borrower in accordance with Section 4.12.

Material Alteration: any alteration affecting structural elements of the Property the cost of which exceeds $1,000,000; provided, however, that in no event shall (a) any tenant improvement work performed pursuant to any Lease existing on the date hereof which has been approved by Administrative Agent in accordance with this Agreement or entered into hereafter in accordance with the provisions of this Agreement, or (b) alterations performed as part of a Restoration, constitute a Material Alteration.

Maturity Date: December 31, 2027, as the same may be extended pursuant to Section 2.8 of the Agreement (such extended maturity date(s) are provided below), or such earlier date on which the final payment of principal of the Loan becomes due and payable as therein provided, whether by declaration of acceleration or otherwise.

Maximum Leverage Ratio: means, as of any date of determination, the ratio of Total Debt to Total GSI Net Worth.

Monthly Payment Due Date: The fifteenth (15th) day of each calendar month.

Moody’s: Moody’s Investors Service, Inc.

Mortgage or Mortgages: individually or collectively, as the case may be, each (i) Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of even date herewith, made by Mortgagor in favor of Administrative Agent for the benefit of the Lenders which covers the Closing Date Property, and (ii) as of the Future Advance Date, the Post-Closing Mortgages.

Mortgagor: individually or collectively, as the case may be, each of (i) GHI SOUTH CAROLINA CENTURY PLAZA LLC, (ii) GHI SOUTH CAROLINA VIETTI LLC, (iii) GHI SOUTH CAROLINA SONDRIO LLC and (iv) GHI SOUTH CAROLINA WINDSOR LLC; each, a Delaware limited liability company.

Net Operating Income: shall mean the annualized trailing three months of rental collections, less the annualized trailing three months operating expenses, such expenses to include management fees and a replacement reserve equal to the Administrative Agent’s underwritten replacement reserve amount of $350/unit.

Non-Consenting Lender: means a Lender that fails to approve an amendment, waiver or consent requested by Administrative Agent, Borrower or any Guarantor pursuant to this Agreement, where such party has received the written approval of not less than the applicable required number of Lenders but also requires the approval of such Lender.

Non-Qualifying Party: Borrower or any Guarantor that on the applicable Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

Non-Pro Rata Advance: a Protective Advance or a disbursement under the Loans with respect to which fewer than all Lenders have funded their respective Proportionate Shares in breach of their obligations under this Agreement.

Note: the meaning set forth in the definition of Loan Documents.

Notice: the meaning set forth in Section 6.1.1.

Notice of Default: the meaning set forth in Section 10.3.1.

Obligations: means all obligations of every nature of Borrower from time to time owed to Administrative Agent and the Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Borrower or Mortgagor, as applicable, would have accrued on any Obligation, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

Officer’s Certificate: a certificate delivered to Administrative Agent by Borrower which is signed by a senior executive officer, member, partner or other representative of Borrower acceptable to Administrative Agent and in form satisfactory to Administrative Agent in all respects.

Other Charges: all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

Other Connection Taxes: with respect to Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11.4).

Otherwise Permitted Transfer Transaction: the meaning set forth in Section 5.25(b).

Parent Borrower: GHI SOUTH CAROLINA HOLDINGS LLC, a Delaware limited liability company.

Participant: the meaning set forth in Section 11.20.2(a).

Participant Register: the meaning set forth in Section 11.20.2(c).

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Public Law 107-56), as the same may be amended from time to time, and corresponding provisions of future laws related thereto.

Periodic Term SOFR Determination Day: has the meaning specified in the definition of “Term SOFR”.

Permitted Encumbrances: (a) the Liens created by the Loan Documents and any Secured Swap Agreement, (b) all Liens and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes or Other Charges not yet due and payable and not delinquent, (d) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded (per Legal Requirements that result in the release of such Lien as against the Property) or discharged within 30 days after Borrower first receives notice of such Lien, (e) such easements, licenses or other title exceptions granted in the ordinary course which do not have a material adverse effect on the value, operation or use of or access to the Property, and (f) such other title and survey exceptions as Administrative Agent expressly approves in writing in Administrative Agent’s discretion.

Permitted Indebtedness: the meaning set forth in Section 5.21.

Permitted Transfer: the meaning set forth in Section 5.25(a).

Person: any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Plan: (a) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (b) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

Platform: the meaning set forth in Section 6.4.1.

Policies: the meaning set forth in Section 7.1.2.

Post-Closing Assignments of Leases and Rents: individually or collectively, as the case may be, the Assignments of Leases and Rents from Borrower to Administrative Agent for the benefit of the Lenders, dated as of or prior to the Future Advance Deadline.

Post-Closing Mortgages: individually or collectively, as the case may be, each Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of or prior to the Future Advance Date, made by Mortgagor in favor of Administrative Agent for the benefit of the Lenders which covers the Post-Closing Property.

Post-Closing Pledge Agreement: the Pledge and Security agreement, which shall be in substantially the same form as the Borrower Pledge Agreement, dated as of or prior to the Future Advance Deadline, pursuant to which each Post-Closing Pledgor pledges 100% of its ownership interests in each of the Property-Owning Borrowers to and for the benefit of Administrative Agent.

Post-Closing Pledgors: (i) Momentum Housing, a Nebraska nonprofit corporation, and (ii) Greenville Housing, a [ ] nonprofit corporation.

Post-Closing Property:

(a) [***]; and

(b) [***].

Post-Foreclosure Plan: the meaning set forth in Section 10.3.6.

Prime Rate: the rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, the last published rate. In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to commercial banks as is determined by Administrative Agent in its reasonable discretion. Any change in such prime rate shall take effect on the date of any change as published in The Wall Street Journal.

Principal: all or a portion of the outstanding principal amount of the Loan, as the context may require.

Principal Amount: EIGHTY-FOUR MILLION AND 00/100 DOLLARS ($84,000,000.00).

Proceeds: the meaning set forth in Section 7.2.2.

Property: individually and collectively, as applicable, the parcels of real property described on Schedule 1 of this Agreement and Improvements thereon owned by Borrower and encumbered by the Mortgages; together with all rights pertaining to such real properties and Improvements, and all other collateral for the Loan as more particularly described in the Mortgages and each property referred to therein as the Mortgaged Property. For the avoidance of doubt, “Property” shall be deemed to include (i) the Closing Date Property, as of the Closing Date, and (ii) both the Closing Date Property and the Post-Closing Property, as of the Future Advance Date.

Property-Owning Borrower: individually and collectively, as applicable, each Borrower other than Parent Borrower.

Property-Owning Borrower’s Recourse Liabilities: the meaning set forth in Section 11.1(b).

Proportionate Share: with respect to each Lender, the percentage set forth opposite such Lender’s name on Schedule 6 attached hereto under the caption “Proportionate Share” or in the Assignment and Assumption (in accordance with the terms of this Agreement) pursuant to which such Lender became a party hereto, in any case, as such percentage may be modified in the most recent Assignment and Assumption (in accordance with the terms of this Agreement) to which such Lender is a party. The aggregate Proportionate Shares of all Lenders shall equal one hundred percent (100%).

Protective Advances: the meaning set forth in Section 10.3.2.

Public Lender: the meaning set forth in Section 6.4.2.

Qualified Special Servicer: the meaning set forth in Section 10.3.11(d)(i).

Rating Agency: each of S&P, Moody’s, and Fitch, or any other nationally-recognized statistical rating organization.

Reference Time: means, with respect to any setting of the then-current Benchmark, (a) if such Benchmark is Term SOFR, 11:00 a.m. (New York time) on the day that is two New York banking days preceding the date of such setting, and (b) if such Benchmark is not Term SOFR, the time determined by Lender in accordance with Benchmark Replacement Conforming Changes.

Register: the meaning set forth in Section 11.20.9.

Relevant Governmental Body: means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

Remedial Work: the meaning set forth in the Environmental Indemnity.

Rent Roll: the meaning set forth in Section 4.16.

Rents: all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

Required Payment: the meaning set forth in Section 2.9.

Restoration: the meaning set forth in Section 7.4.1.

S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Sanctioned Country: at any time, a country or territory that is subject to or the target of Sanctions.

Sanctioned Person: at any time, any Person listed in any list of designated Persons or otherwise subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Sanctions program.

Sanctions: economic or financial sanctions or trade embargoes or controls imposed, administered or enforced from time to time by the U.S. government, including the Office of Foreign Assets Control, the U.S. Department of State, U.S. Department of Commerce, or U.S. Department of Justice, or the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority.

Secured Swap Agreement: the meaning set forth in Section 2.6.1.

Secured Swap Obligations: the obligations of Borrower or any of its Affiliates under any Secured Swap Agreement.

Security Deposit Account: the meaning set forth in Section 2.19.

Servicer: a servicer selected by Administrative Agent to service the Loan, including any “master servicer” or “special servicer” appointed under the terms of any pooling and servicing agreement or similar agreement entered into as a result of a Secondary Market Transaction.

Servicing Fees: the meaning set forth in Section 10.3.11.

Senior Loans: the meaning set forth in Section 10.12.8.

Significant Casualty: the meaning set forth in Section 7.2.2.

SOFR: means with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator.

SOFR Administrator: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website: the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

SOFR Based Loan: means a Loan that bears interest at a rate based on Term SOFR.

Sole Bookrunner: the meaning set forth in the Preamble.

Sole Lead Arranger: the meaning set forth in the Preamble.

Solvent: with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c)

such Person is able to realize upon its assets and pay its debts and other liabilities, contingent liabilities and other commitments as they mature or as they otherwise are due and payable in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (e) such Person does not have unreasonably small capital to carry out its business as conducted or as proposed to be conducted. For purposes of this definition, Lenders acknowledge that as of the date of this Agreement, Borrower does not own the Post-Closing Property and Lenders agree that the calculation or measurement of Solvent shall be subject to the terms and conditions of Section 11.1(b) until such time as the Post-Closing Property has been acquired.

Special Advance Lender: the meaning set forth in Section 10.12.3.

Special Purpose Entity: the meaning set forth in Schedule 4.

Special Servicing Event: the meaning set forth in Section 10.3.11(d)(ii).

Springing Recourse Event: the meaning set forth in Section 11.1.

State: the state in which the Property is located.

Subsidiary: means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50.00%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

Syndication: the meaning set forth in Section 11.24.

Tax Account: the meaning set forth in Section 2.16.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term: the entire term of this Agreement, which shall expire upon the indefeasible repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents and any Secured Swap Agreement.

Term SOFR: means, for any calculation with respect to a SOFR Based Loan, the Term SOFR Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then Term SOFR will be the Term SOFR Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Rate for such tenor was published by the Term SOFR Administrator.

Term SOFR Administrator: means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Rate selected by Administrative Agent in its reasonable discretion).

Term SOFR Rate: A floating rate per annum equal to the Interest Rate Spread plus Term SOFR for such Interest Period.

Third Party Swap Agreement: the meaning set forth in Section 2.6.1.

Title Insurance Policy: the ALTA mortgagee title insurance policy in the form acceptable to Administrative Agent issued with respect to the Property and insuring the Lien of the Mortgage.

Total Debt: means borrowed money appearing on the balance sheet of the GSI Guarantor’s consolidated financial statements, less (a) any collateralized loan obligations or other securitization financings, (b) any promissory notes, consolidated senior interests (i.e., “A Notes”), or participation certificate obligations payable in connection with participations in loans that are, in each of clauses (a) and (b), non-recourse to the Guarantor or any consolidated Subsidiaries.

Total Liquidity: means the aggregate amount of unrestricted cash and Cash Equivalents of the GSI Guarantor and its consolidated Subsidiaries.

Transfer: (a) any sale, conveyance, transfer, lease, lien, pledge, mortgage, security interest, assignment or other hypothecation, encumbrance or alienation, or the entry into any agreement to sell, convey, transfer, lease, lien, pledge, mortgage, assign, hypothecate, encumber or alienate, whether by law or otherwise, of, on, in or affecting (i) all or part of the Property (including any legal or beneficial direct or indirect interest therein), or (ii) any direct or indirect legal or beneficial interest in Borrower (including any profit interest), or (b) any change of Control of Borrower.

UCC: the Uniform Commercial Code as in effect in the State of New York.

Unadjusted Benchmark Replacement: means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

U.S. Borrower: any Borrower that is a U.S. Person.

U.S. Government Securities Business Day: means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

U.S. Person: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

Welfare Plan: an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

Withholding Agent: means Borrower and Administrative Agent.

1.2 Principles of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s heirs, legal representatives, executors, successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) accounting terms not specifically defined herein shall be construed in accordance with GAAP.

2. GENERAL LOAN TERMS

2.1 The Loan. Each Lender severally agrees to make a loan to Borrower in the amount of such Lender’s Proportionate Share of the Principal Amount (all such loans, collectively, the “Loan”), which Loan shall mature on the scheduled Maturity Date.

(a) On the date hereof, Lenders have advanced a portion of the Principal Amount of the Loan in the amount of the Initial Advance Amount. Borrower acknowledges receipt of the Initial Advance Amount, the proceeds of which are being and shall be used to (i) acquire, and/or repay and discharge existing debt relating to, the Closing Date

Property, and (ii) pay transaction costs. Any excess proceeds, if any, may be used for any lawful purpose. No amount repaid in respect of the Loan may be reborrowed.

(b) Each Lender shall hold back its Proportionate Share of the Loan in the aggregate principal amount equal to $42,000,000.00 (the “Future Advance Amount”) to be funded in one advance, if at all, on or before March 15, 2026 (the “Future Advance Deadline”), the proceeds of which shall be used to (i) acquire, and/or repay and discharge existing debt relating to, the Post-Closing Property, and (ii) pay transaction costs, which Future Advance Amount shall be advanced upon Borrower’s satisfaction of all requirements herein relating to each such Property and satisfaction of each condition below:

(i) There shall exist no Event of Default (currently and after giving effect to the requested advance).

(ii) The representations and warranties contained in this Agreement and in all other Loan Documents are true and correct in all material respects as of the date the Future Advance Amount is funded as if made on the date of such advance.

(iii) Such advance shall be secured by the Loan Documents, subject only to Permitted Encumbrances, as evidenced by title insurance endorsements satisfactory to Administrative Agent.

(iv) Borrower shall have paid the Future Advance Origination Fee (as defined herein), together with Administrative Agent’s and the Lenders’ costs and expenses in connection with such advance (including title charges, and costs and expenses of Administrative Agent’s inspecting engineer and attorneys).

(v) No material change shall have occurred in the financial condition of Borrower, any Guarantor or the Property, or in the financial condition of any major or anchor tenant, which would have, in Administrative Agent’s judgment, a material adverse effect on the Loan, the Property, or Borrower’s ability to perform its obligations under the Loan Documents.

(vi) Administrative Agent shall have successfully Syndicated the Loan such that BankUnited, N.A.’s Commitment shall remain at the dollar amount of the Initial Advance Amount, and Borrower agrees that Lenders are under no obligation to fund the Future Advance Amount should such a Syndication not occur for whatever reason. Borrower, Administrative Agent, and Lenders shall execute such documentation as necessary or desirable in Administrative Agent’s discretion to evidence such Syndication and the amendment of Schedule 6 hereto.

(vii) Borrower and Guarantors shall have executed and delivered to Administrative Agent or shall have caused to be executed and delivered to Administrative Agent such additional documentation, and provided such additional information, as requested by Administrative Agent in connection therewith, including but not limited to: (A) the Post-Closing Pledge Agreement, (B) the Post-Closing Mortgages, (C) the Post-Closing Assignments of Leases and Rents; each in form and substance satisfactory to Lender, in its sole discretion.

(viii) Borrower shall have performed or caused to be performed all acts reasonably necessary to remediate and remove the mold in units 1050-G, 1065-N and 1065-H of the Vietti Property, and shall have delivered to Administrative Agent appropriate documentation evidencing such remediation and removal, in form and substance satisfactory to Administrative Agent in all respects.

(c) If and as agreed by Borrower, Administrative Agent, and the Lenders, the Future Advance Amount may be funded in part and/or in multiple advances, each relating to only one Post-Closing Property and each in such amount as shall be agreed by all such parties, provided that Borrower has satisfied all applicable requirements relating to such subject Post-Closing Property as set forth in this Agreement.

2.2 Interest; Monthly Payments.

2.2.1 Generally. From and after the date hereof, interest on the unpaid Principal shall accrue at the Interest Rate and be payable as hereinafter provided. On the date hereof, Borrower shall pay interest on the unpaid Principal from the date hereof through and including the last day of the first Interest Period. On the First Payment Date and each Monthly Payment Due Date thereafter to but excluding the Maturity Date, Borrower shall pay interest on the unpaid Principal which has accrued through and including the last day of the Interest Period immediately preceding such Monthly Payment Due Date. All accrued and unpaid interest shall be due and payable on the Maturity Date. If the Loan is repaid on any date other than on a Monthly Payment Due Date (whether prior to or after the Maturity Date), Borrower shall pay interest to and excluding the date of repayment.

2.2.2 Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable Legal Requirements.

2.2.3 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any applicable Legal Requirements (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Administrative Agent or such Lender or required to be withheld or deducted from a payment to Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.20.2(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.2.3, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.2.3(f)(ii)(1), (ii)(2) and (ii)(3) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(1) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

a. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b. executed copies of Form W-8ECI;

c. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Form W-8BEN or Form W 8BEN-E; or

d. to the extent a Foreign Lender is not the beneficial owner, executed copies of Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN, Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement..

2.2.4 Auto Debit. Borrower hereby authorizes Administrative Agent to automatically debit the Auto-debit Account maintained by Borrower for the payment of any amounts due hereunder, or under the Mortgage, the Loan Documents or any Secured Swap Agreement. Debits for monthly payments of principal, interest, escrow, as any such amount is due hereunder, and payments of any applicable fees shall be made on each Monthly Payment Due Date unless other arrangements are agreed to in writing. In the event that the funds maintained by Borrower in such account are insufficient for any payment due hereunder, Administrative Agent may charge any other account of Borrower with Administrative Agent (except any Security Deposit Account) for any such payment due.

2.3 Loan Repayment.

2.3.1 Repayment. Borrower shall repay the entire outstanding principal balance of the Note in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Loan Documents. Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loan, shall be applied by Administrative Agent as follows in the following order of priority: First, to any fees, costs, expenses, and other amounts then due and owing under the Loan Documents; Second, accrued and unpaid interest at the Interest Rate; and Third, on a pari passu basis, to Principal and to any amounts due under the Secured Swap Agreement. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Administrative Agent shall elect in Administrative Agent’s discretion.

2.3.2 Mandatory Prepayments. The Loan is subject to mandatory prepayment in certain instances of Insured Casualty or Condemnation (each a “Casualty/Condemnation Prepayment”), in the manner and to the extent set forth in Section 7.4.2. Each Casualty/Condemnation Prepayment, after deducting Administrative Agent and any Lender’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with the settlement or collection of the Proceeds or Award, shall be applied in the same manner as repayments under Section 2.3.1, and if such Casualty/Condemnation Prepayment is made on any date other than a Monthly Payment Due Date, then such Casualty/Condemnation Prepayment shall include interest accrued to and through the date of repayment, however, if a Secured Swap Agreement is in effect, such Casualty/Condemnation Prepayment shall include interest that would have accrued on the Principal prepaid to but not including the next Monthly Payment Due Date. Unless expressly agreed to by Administrative Agent and Borrower in writing, notwithstanding anything to the contrary contained herein, each Casualty/Condemnation Prepayment shall be applied in inverse order of maturity and shall not extend or postpone the due dates of the monthly installments due under the Note or this Agreement, or change the amounts of such installments.

2.3.3 Optional Prepayments. Provided no Event of Default has occurred and is continuing, Borrower shall have the right to prepay all or any portion of the Principal, at any time on or after the date that is one (1) year following the date hereof (but may not prepay prior to such date), in an amount no less than $500,000 and in multiples of $100,000 provided that Borrower gives Administrative Agent at least one (1) Business Day prior written notice thereof and such prepayment is accompanied by any reasonable costs, fees and expenses incurred by Administrative Agent in connection therewith.

2.4 Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Based Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Based Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Based Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Based Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.11.4, then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.5 Payments and Computations.

2.5.1 Making of Payments. Each payment by Borrower shall be made in U.S. dollars immediately available to Administrative Agent by 4:00 p.m., New York City time, on the date such payment is due, to Administrative Agent for the account of the Lenders by deposit to such account as Administrative Agent may designate by written notice to Borrower. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter. Administrative Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender at its designated lending office. All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs. All payments (other than the initial funding of the Loan) by any Lender shall be made to Administrative Agent at Administrative Agent’s office not later than 4:00 p.m. New York City time on the day such payment is due. All payments received by Administrative Agent after 4:00 p.m. New York City time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. For the avoidance of doubt, Administrative Agent will distribute payments to each Lender,

(a) on the date of receipt, if Administrative Agent receives such funds on or before 12:00 p.m. New York City time, or (ii) on the Business Day following the date of receipt, if Administrative Agent receives such funds after 12:00 p.m. New York City time.

2.5.2 Computations. Interest and any fees payable under the Loan Documents shall be computed based on the Interest Accrual Method.

2.5.3 Late Payment Charge. Unless expressly waived by the Lenders in writing, if any Principal, interest or other sum due under any Loan Document is not paid by Borrower within ten (10) days of the date on which it is due, Borrower shall pay to Administrative Agent for the account of the Lenders the Late Payment Charge, in order to defray the expense incurred by Lenders in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents. Borrower acknowledges that the late payment charge provided for herein reflects, among other things, the fact that the Loan has become a substantially greater credit risk given its default status and that Administrative Agent and each Lender is entitled to additional compensation for such risk and all such interest is payable Borrower upon demand by Administrative Agent. Borrower also agrees and acknowledges that the Default Rate is a reasonable forecast of such additional compensation for anticipated and actual harm incurred by Administrative Agent and the Lenders, and that such harm cannot be estimated with certainty or without difficulty.

2.6 Swap Agreements.

2.6.1 Borrower shall hedge the floating interest expense of the Loan for the full term of the Loan by (a) maintaining one or more swap agreements (as defined in 11 U.S.C. § 101) with Administrative Agent or its Affiliate (a “Secured Swap Agreement”), or (b) one or more rate cap agreements or “swap agreements” (as defined in 11 U.S.C. §101) with another financial institution approved by Administrative Agent in writing (a “Third Party Swap Agreement”), in an aggregate notional amount equal to the principal balance of the Loan originally scheduled to be outstanding over such term when the Secured Swap Agreement or Third Party Swap Agreement is executed, all upon terms and subject to such conditions as shall be acceptable to Administrative Agent (or if such transactions are pursuant to a Third Party Swap Agreement, all upon terms and subject to such conditions as shall be expressly approved by Administrative Agent in writing).

2.6.2 In order for a Third Party Swap Agreement entered into with another financial institution to be expressly approved by Administrative Agent in writing, such other financial institution must at minimum have a long term, unsecured and unsubordinated debt rating of at least A- by S&P and A3 by Moody’s. In the event of any downgrade, withdrawal or qualification of the rating of such financial institution below A- by S&P or A3 by Moody’s, Borrower shall replace the Third Party Swap Agreement then in effect with a replacement Secured Swap Agreement or Third Party Swap Agreement meeting the requirements of this Section 2.6 not later than fifteen (15) Business Days after learning of such downgrade, withdrawal or qualification.

2.6.3 All of Borrower’s obligations under any Secured Swap Agreement shall be secured by the lien of the Mortgage on a pari passu basis with the Loan and other sums evidenced or secured by the Loan Documents. No Third Party Swap Agreement shall be secured by the Mortgage. Borrower’s interest in any Secured Swap Agreement or Third Party Swap Agreement shall be assigned to Administrative Agent for the benefit of the Lenders pursuant to documentation satisfactory to Administrative Agent in form and substance, and, in the case of any Third Party Swap Agreement, the counterparty to such Third Party Swap Agreement must have executed and delivered to Administrative Agent an acknowledgment of such assignment, which acknowledgment includes such counterparty’s agreement provide Administrative Agent with the ability to cure any Borrower defaults under such Third Party Swap Agreement and to maintain such Third Party Swap Agreement in full force and effect after the occurrence of any Borrower default or other termination event thereunder caused by Borrower, and shall otherwise be satisfactory to Administrative Agent in form and substance.

2.6.4 Borrower shall promptly execute and deliver to Administrative Agent such confirmations and agreements as may be requested by Administrative Agent in connection with any Secured Swap Agreement.

2.6.5 Subject to the express obligations of Administrative Agent or any Affiliate thereof with respect to any Secured Swap Agreement, Borrower agrees that neither Administrative Agent nor any Lender shall have any obligation, duty or responsibility to Borrower or any other Person by reason of, or in connection with, any Secured Swap Agreement or Third Party Swap Agreement (including any duty to provide or arrange any Secured Swap Agreement or Third Party Swap Agreement, to consent to any mortgage or pledge of the Property or any portion thereof as security for Borrower’s performance of its obligations under any Third Party Swap Agreement, or to provide any credit or financial support for the obligations of Borrower or any other Person thereunder or with respect thereto). No Secured Swap Agreement or Third Party Swap Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay interest on the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.

2.6.6 All payments made by the counterparty to any Third Party Swap Agreement entered into with any financial institution other than Lender, and expressly approved by Lender in writing, shall be applied in the same manner as Rents are applied under Section 3.

2.6.7 Any Secured Swap Agreements are independent agreements governed by the written provisions thereof, which shall remain in full force and effect unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan, except as otherwise expressly provided in such Secured Swap Agreement, and any payoff statement from Administrative Agent relating to the Loan shall not apply to such Secured Swap Agreement except as otherwise expressly provided in such payoff statement.

2.6.8 If Borrower fails for any reason or cause whatsoever to procure a Secured Swap Agreement or Third Party Swap Agreement as and when required to do so hereunder, such failure shall constitute an Event of Default and Administrative Agent shall be entitled to exercise all rights and remedies available to it under this Agreement and the other Loan Documents or otherwise, including the right (but not the obligation) of Administrative Agent to procure or otherwise enter into one or more Secured Swap Agreements or Third Party Swap Agreements with a counterparty for and on behalf of Borrower without such action constituting a cure of such Event of Default and without waiving Administrative Agent’s or Lenders’ rights arising out of or in connection with such Event of Default. If Administrative Agent shall enter into a Secured Swap Agreement or Third Party Swap Agreement in accordance with its right to do so pursuant to this Section 2.6.8, then (a) the terms and provisions of any such Secured Swap Agreement or Third Party Swap Agreement, including the term thereof, shall be determined by Administrative Agent in its sole and absolute discretion and (b) Borrower shall pay all of Administrative Agent’s costs and expenses in connection therewith, including any fees charged by the applicable counterparty, attorneys’ fees and disbursements (including, without limitation, any breakage costs and other make whole amounts), and the cost of additional title insurance in an amount determined by Administrative Agent to be necessary to protect Administrative Agent and the Lenders from any exposure resulting from such Secured Swap Agreement or Third Party Swap Agreement.

2.6.9 Borrower shall, at its sole cost and expense, provide Administrative Agent with such additional title insurance coverage and endorsements to the title policy (or, if such additional title insurance is not available by endorsement, Borrower shall provide separate title insurance policies with respect thereto) as Administrative Agent shall require in connection with any Secured Swap Agreement provided by Administrative Agent under this Section 2.6.9.

2.6.10 Notwithstanding anything to the contrary contained herein, (a) no Secured Swap Obligations shall be paid (including, without limitation, through the exercise of rights of setoff or the realization upon any collateral pledged to Administrative Agent in favor of the Lenders) with amounts received from any Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of any Non-Qualifying Party’s collateral if such Secured Swap Obligations would constitute Excluded Swap Obligations as to such Non-Qualifying Party; provided, however, that to the extent possible, and not inconsistent with applicable Legal Requirements, appropriate adjustments shall be made with respect to payments and/or the proceeds of collateral from Borrower and/or Guarantors, if they are Eligible Contract Participants with respect to such Secured Swap Obligations, to preserve the allocation to Borrower’s obligations otherwise set forth herein, and (b) none of the collateral pledged by Borrower or Guarantor shall secure any Excluded Swap Obligations with respect to Borrower or Guarantor.

2.7 Fees.

2.7.1 Origination Fee. On the date hereof, relative to the Initial Advance Amount, Borrower agrees to pay to Administrative Agent a nonrefundable origination fee in an amount equal to $252,000 for the benefit of the Lenders, and to be divided among the Lenders on a pro rata basis in accordance with each Lender’s Proportionate Share of the Initial Advance Amount. In connection with and as a condition to Lenders funding the Future Advance Amount, Borrower agrees to pay to Administrative Agent a nonrefundable origination fee in an amount equal to $252,000 (the “Future Advance Origination Fee”) for the benefit of the Lenders, and to be divided among the Lenders on a pro rata basis in accordance with each Lender’s Proportionate Share of the Future Advance Amount.

2.7.2 [Reserved].

2.7.3 [Reserved].

2.8 Extension Options. Borrower shall have the right, at its option, to extend the Term until the First Extended Maturity Date by giving notice of such extension to Administrative Agent prior to the Extension Notice Deadline. Upon receipt of such request to extend the Term from the originally scheduled Maturity Date until the First Extended Maturity Date, Administrative Agent will consider extending the Term, in Administrative Agent’s sole and absolute discretion, and subject to the satisfaction of the following conditions precedent:

(a) no monetary or material non-monetary Default or Event of Default exists at the time such request is made and on the originally scheduled Maturity Date or the First Extended Maturity Date, as applicable;

(b) Borrower delivers to Administrative Agent an Officer’s Certificate confirming the accuracy of the information contained in clause (a) above;

(c) on or prior to the originally scheduled Maturity Date or the First Extended Maturity Date, as the case may be, Borrower either (i) extends the term of the Secured Swap Agreement or Third Party Swap Agreement to a date not earlier than the First Extended Maturity Date, or (ii) enters into a new Secured Swap Agreement or Third Party Swap Agreement which expires no earlier than the First Extended Maturity Date, and which extension or new agreement is in respect of a notional amount of the then outstanding Principal and is otherwise on the same terms set forth in Section 2.6.1;

(d) on the originally scheduled Maturity Date (i) the Extension DSCR is at least 1.2:1, and (ii) the Loan-To-Value Ratio (based on the “as is” value of the Property) is not more than 65%; provided that if either of the foregoing tests are not satisfied, Borrower may prepay a portion of the unpaid Principal required to satisfy such tests;

(e) if the option to extend the Term until First Extended Maturity Date is exercised, Borrower pays to Administrative Agent for the account of the Lenders concurrently with the request to so extend the Term until the First Extended Maturity Date, the First Extended Maturity Date Fee;

(f) [Reserved];

(g) as of the originally scheduled Maturity Date, each of the representations and warranties of Borrower and Guarantor contained or incorporated in any Loan Document is true and correct, except if any such representation or warranty is expressly stated to have been made as of a specific date, then as of such specific date;

(h) Borrower and Guarantor are in compliance with all covenants contained or incorporated in the Loan Documents; and

(i) no material adverse change shall have occurred, as determined by Administrative Agent in its sole discretion, in the financial condition of Borrower, Guarantor, or the Property from that which existed as of the later of (i) the date hereof or (ii) the date upon which the financial condition of such party or the Property was first presented to Administrative Agent by Borrower, Guarantor, or any of their respective Affiliates.

If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Administrative Agent shall have no obligation to consider extending the Maturity Date hereunder.

2.9 Non-Receipt of Funds by Administrative Agent. Unless Administrative Agent shall have been notified by a Lender or Borrower (in either case, the “Payor”) prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of Borrower) a payment to Administrative Agent for account of any Lender hereunder (in either case, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to the greater of (a) the Federal Funds Rate for such day in the case of payments returned to Administrative Agent by any of the Lenders and (b) the applicable interest rate due hereunder with respect to payments returned by Borrower to Administrative Agent, and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided that if neither the recipient(s) nor the Payor shall return the Required Payment to Administrative Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(a) if the Required Payment shall represent a payment to be made by Borrower to the Lenders, Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (without duplication of the obligation of Borrower under Section 2.2 to pay interest on the Required Payment at the Default Rate), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrower under Section 2.2 to pay interest at the Default Rate in respect of the Required Payment; and

(b) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, the Payor and Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the applicable interest rate due hereunder with respect to such Loan, it being understood that the return by Borrower of the Required Payment to Administrative Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment and shall not relieve such Payor of any obligation it may have hereunder or under any other Loan Documents to Borrower and no advance by Administrative Agent to Borrower under this Section 2.9 shall release any Lender of its obligation to fund such Loan except as set forth in the following sentence. If any such Lender shall thereafter advance any such Required Payment to Administrative Agent, such Required Payment shall be deemed such Lender's applicable Loan to Borrower.

2.10 Sharing of Payments, Etc.

2.10.1 Sharing. If any Lender shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise (subject, as among the Lenders, to Section 11.20) of any right of set off, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

2.10.2 Consent by Borrower. Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise (subject, as among the Lenders, to Section 11.20) all rights of set off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

2.10.3 Rights of Lenders; Bankruptcy. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section 2.10.3 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.10.3 to share in the benefits of any recovery on such secured claim.

2.11 Yield Protection; Etc.

2.11.1 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Administrative Agent or any Lender;

(ii) impose on Administrative Agent or any Lender any other condition affecting this Agreement or the Loan or participation therein;

(iii) subject Administrative Agent or any Lender to any taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv) impose on Administrative Agent or any Lender any other condition, cost or expense affecting this Agreement or Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to Administrative Agent or such Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered, to the extent that such Lender is requesting similar compensation from other similarly-situated borrowers.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.11.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Rate, or to determine or charge interest rates based upon SOFR, or the Term SOFR Rate, then, upon notice thereof by such Lender to Borrower (through Administrative Agent), any obligation of the Lenders to make SOFR Based Loans, and any right of Borrower to continue SOFR Based Loans or to convert Base Rate Loans to SOFR Based Loans, shall be suspended. Upon receipt of such notice, (i) Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all SOFR Based Loans to Base Rate Loans on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Based Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Based Loans to such day. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required.

2.11.3 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11.1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.2.3, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment

(i) would eliminate or reduce amounts payable pursuant to Section 2.11.1 or 2.2.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.11.4 Replacement of Lenders. If any Lender requests compensation under Section 2.11.1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.2.3, or any Lender’s obligation to continue Loans of any type, or to convert Loans of any type into the other type of Loan maintain the Loan, shall be suspended pursuant to Section 2.11.1 or Section 2.11.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.11.3, or if any Lender is a Defaulting Lender or Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.20), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11.1 or Section 2.2.3) and obligations under this Agreement and the related Loan Documents to an Eligible Institution that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 11.20.1(a)(v);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued, interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.11.1 or payments required to be made pursuant to Section 2.2.3, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 2.11.4 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, the assignee, and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

2.12 Effect of Benchmark Transition Event.

2.12.1 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12 will occur prior to the applicable Benchmark Transition Start Date.

2.12.2 Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to the Loan Agreement or the other Loan Documents; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.12.3 Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (a) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (b) the implementation of any Benchmark Replacement, (c) the effectiveness of any Benchmark Replacement Conforming Changes, (d) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12.3 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

2.12.4 Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower (a) may revoke any request for a SOFR Based Loan or, conversion to or continuation of SOFR

Based Loans to be made, converted or continued during any Benchmark Unavailability Period or, (b) Borrower shall be deemed to have converted any such request into a request for a Base Rate Loan or conversion to Base Rate Loans.

2.12.5 Interest Rates. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Rate, or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Rate, or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Rate, or Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for Term SOFR based Loans, (a) Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period and Section 2.12 hereof does not apply, or (b) Term SOFR for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining any Term SOFR based Loan for such Interest Period and Section 2.12 hereof does not apply, then Administrative Agent shall give notice thereof to Borrower as promptly as practicable thereafter and, until Administrative Agent notifies Borrower that the circumstances giving rise to such notice no longer exist, each Term SOFR based Loan shall, at the end of the current Interest Period therefor, be converted into a Base Rate Loan.

2.14 Reserved.

2.15 Reserved.

2.16 Taxes. If and to the extent applicable (for example, if taxes are due and not abated), Borrower shall pay to Administrative Agent on each Monthly Payment Due Date one-twelfth of the Taxes that Administrative Agent estimates will be payable during the next twelve (12) months in order to accumulate with Administrative Agent sufficient funds to pay all such Taxes at least sixty (60) days prior to their respective due dates. Such amounts will be deposited into a separate account for the applicable Property with Administrative Agent for the benefit of the Lenders (each, a “Tax Account”); provided, however, no such payment or Tax Account shall be required for any Property unless the Taxes exceed $50,000 on an annual basis for the applicable Property. Provided that no Default or Event of Default has occurred and is continuing, Administrative Agent will (a) apply funds in the Tax Account to payments of Taxes required to be made by Borrower pursuant to Sections 5.2 and 7.1, provided that Borrower has promptly supplied Administrative Agent with notices of all Taxes due, or (b) reimburse Borrower for such amounts upon presentation of evidence of payment; subject, however, to Borrower’s right to contest Taxes in accordance with Section 5.2. In making any payment relating to Taxes, Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If Administrative Agent determines in its reasonable judgment that the funds in the Tax Account will be insufficient to pay (or in excess of) the Taxes next coming due, Administrative Agent may increase (or decrease) the monthly contribution required to be made by Borrower to the Tax Account.

2.17 Reserved.

2.18 Casualty/Condemnation Account. Borrower shall pay, or cause to be paid, to Administrative Agent all Proceeds or Awards due to any Casualty or Condemnation to be deposited into a separate account with Administrative Agent (the “Casualty/Condemnation Account”) in accordance with the provisions of Article 7. All amounts in the Casualty/Condemnation Account shall be disbursed in accordance with the provisions of Article 7.

2.19 Security Deposits. Borrower shall keep and hold all security deposits under Leases in accordance with applicable Legal Requirements and in a separately designated account under Borrower’s control with Administrative Agent (and in the case of a letter of credit, assigned with full power of attorney and executed sight drafts to Administrative Agent) so that the security deposits shall not be commingled with any other funds of Borrower. After the occurrence of an Event of Default, Borrower shall, upon Administrative Agent’s request, if permitted by applicable Legal Requirements, turn over to Administrative Agent the security deposits (and any interest theretofore earned thereon) under Leases, to be held by Administrative Agent in a separate account (the “Security Deposit Account”) subject to the terms of the Leases. Security deposits held in the Security Deposit Account will be released by Administrative Agent upon notice from Borrower together with such evidence as Administrative Agent may reasonably request that such security deposit is required to be returned to a tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of Borrower under the applicable Lease. Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease entered into after the date hereof shall (i) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described and (ii) if permitted pursuant to any Legal Requirements, name Administrative

Agent on behalf of the Lenders as payee or mortgagee thereunder (or at Administrative Agent’s option, be fully assignable to Administrative Agent on behalf of the Lenders).

2.20 [Reserved].

2.21 Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Administrative Agent on behalf of the Lenders, and grants to Administrative Agent a security interest in, all Borrower’s right, title and interest in and to all Rents and in and to all payments to or monies held in separate accounts with Administrative Agent pursuant to Article 3 or Section 5.10.5 of this Agreement (collectively, the “Cash Management Accounts”). Borrower hereby grants to Administrative Agent a continuing security interest in, and agrees to hold in trust for the benefit of Administrative Agent on behalf of the Lenders, all Rents in its possession prior to the payment of such Rents to Administrative Agent. Borrower shall not, without obtaining the prior express written consent of Administrative Agent, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Administrative Agent as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon repayment in full of the Debt, all remaining funds held in the separate accounts with Administrative Agent pursuant to Article 3 or Section 5.10.5 of this Agreement shall be promptly disbursed to Borrower.

3. RESERVED

4. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and the Lenders that, except to the extent (if any) disclosed on Schedule 2 with reference to a specific Section of this Article 4:

4.1 Organization; Special Purpose. Borrower has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in every state in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations. Borrower is a Special Purpose Entity.

4.2 Proceedings; Enforceability. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents. The Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity. The Loan Documents are not subject to, and Borrower has not asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. No exercise of any of the terms of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.

4.3 No Conflicts. The execution, delivery and performance of the Loan Documents by Borrower and the transactions contemplated hereby will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of Borrower pursuant to the terms of, any agreement or instrument to which Borrower is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of its properties. Borrower’s rights under the Licenses and the Management Agreement will not be materially adversely affected by the execution and delivery of the Loan Documents, Borrower’s performance thereunder, the recordation of the Mortgage, or the exercise of any remedies by Administrative Agent or any Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of the Loan Documents has been obtained and is in full force and effect.

4.4 Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or, to the Borrower’s best knowledge, threatened against or affecting Borrower, the Manager or the Property, which, if adversely determined, might materially adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out its obligations under the Loan Documents), Manager or the use, value, condition or ownership of the Property.

4.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.

4.6 Title. Borrower has good, marketable and indefeasible fee title to the real property and good title to the balance of the Property, free and clear of all Liens except the Permitted Encumbrances. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower or any other Person under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid. The Mortgage when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on Borrower’s interest in the Property and (b) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by Borrower or any other Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid. The Permitted Encumbrances do not materially adversely affect the value, operation or use of the Property, or Borrower’s ability to repay the Loan. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or part of the Property or for the relocation of roadways providing access to the Property. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. There are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property. The survey for the Property delivered to Administrative Agent does not fail to reflect any material matter affecting the Property or the title thereto. All of the Improvements included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvement on an adjoining property encroaches upon the Property, and no easement or other encumbrance upon the Property encroaches upon any of the Improvements, except those insured against by the Title Insurance Policy. Each parcel comprising the Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, or any contemplated improvements to the Property that may result in such special or other assessments. With respect to the Title Insurance Policy, (i) the Title Insurance Policy is in full force and effect, (ii) the Title Insurance Policy is freely assignable by Administrative Agent and the Lenders to and will inure to the benefit of the transferee (subject to recordation of an assignment of mortgage) without the consent or any notification to the insurer, (iii) the premium with respect thereto has been paid in full (or will be paid in full with a portion of the proceeds of the Loan), (iv) the Title Insurance Policy is issued by a title insurance company licensed to issue policies in the State, (v) no claims have been made under the Title Insurance Policy and no other action has been taken that would materially impair the Title Insurance Policy, and (vi) the Title Insurance Policy contains no exclusions for any of the following circumstances, or it affirmatively insures Administrative Agent and the Lenders against losses relating to any of the following circumstances (unless the Property is located in a jurisdiction where such affirmative insurance is not available): (x) that the Property has access to a public road and (y) that the area shown on the survey delivered to Administrative Agent in connection with the Loan is the same as the property legally described in the Mortgage.

4.7 No Bankruptcy Filing. Neither Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and neither Borrower nor any Guarantor has any knowledge of any Person contemplating the filing of any such petition against Borrower or any Guarantor. In addition, neither Borrower nor any principal nor Affiliate of Borrower has been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.

4.8 Full and Accurate Disclosure. No statement of fact made by Borrower or any Guarantor in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to Borrower that has not been disclosed to Administrative Agent and the Lenders which adversely affects, or, as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Administrative Agent in respect of Borrower and the Property or any Guarantor (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower and the Property as of the date of such reports, and (c) have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, any Guarantor, or the Property from that set forth in said financial statements.

4.9 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

4.10 No Plan Assets. As of the date hereof and throughout the Term (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

4.11 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking and applicable zoning and land use laws, regulations and ordinances). To Borrower’s best knowledge, Borrower is not in default nor aware of any pending or actual violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. The Property is used exclusively for multi-family properties and other appurtenant and related uses. In the event that all or any part of the

Improvements are destroyed or damaged, to Borrower’s best knowledge based on the current zoning and related regulations in effect, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property except for those easements comprising Permitted Encumbrances. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

4.12 Contracts. There are no service, maintenance or repair contracts affecting the Property that are not terminable on one month’s notice or less without cause and without penalty or premium, unless expressly approved by Administrative Agent in writing. All service, maintenance or repair contracts affecting the Property have been entered into at arms-length in the ordinary course of Borrower’s business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

4.13 Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.14 Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and, to Borrower’s best knowledge, are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.15 Physical Condition. The Property, including all Improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects; there exists no structural or other material defect or damages to the Property, whether latent or otherwise except as may be reflected in the property condition reports obtained by Lender prior to the funding of he Loan. Borrower has not received notice from any insurance company or bonding company of any defect or inadequacy in the Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. No portion of the Property on which a building is constructed is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

4.16 Leases. The rent roll certified by Borrower to Administrative Agent on the date hereof (the “Rent Roll”) is true, complete and correct and the Property is not subject to any Leases other than the Leases described in the Rent Roll. Except as set forth on the Rent Roll: (a) each Lease is in full force and effect; (b) the tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, have commenced the payment of rent under the Leases, and there are no offsets, claims or defenses to the enforcement thereof; (c) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (d) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the tenant thereunder for an adjustment to the rent; (e) no tenant has made any written claim against the landlord under any Lease which remains outstanding, to Borrower’s best knowledge there are no defaults on the part of the landlord under any Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (f) to Borrower’s best knowledge, there is no present material default by the tenant under any Lease; (g) all security deposits under Leases are as set forth on the Rent Roll and are held consistent with Section 2.19; (h) Borrower is the sole owner of the entire lessor’s interest in each Lease; (i) each Lease is the valid, binding and enforceable obligation of Borrower and the applicable tenant thereunder; (j) to Borrower’s best knowledge, no Person has any possessory interest in, or right to occupy, the Property except under the terms of the Leases; and (k) each Lease is subordinate to the Loan Documents, either pursuant to its terms or pursuant to a subordination and attornment agreement. None of the Leases contains any option to purchase or right of first refusal to purchase the Property or any part thereof. Neither the Leases nor the Rents have been assigned or pledged except to Administrative Agent, and no other Person has any interest therein except the tenants thereunder.

4.17 Fraudulent Transfer; Solvency. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. As of the date of this Agreement and after giving effect to the transactions contemplated by the Loan Documents, including all Debt incurred thereby, the security interests granted therein and the payment of all fees, costs, expenses and the like related thereto, Borrower and Guarantor are Solvent.

4.18 Ownership of Borrower. The membership interests in Borrower are owned free and clear of all Liens, warrants, options and rights to purchase. Borrower has no obligation to any Person to purchase, repurchase or issue any ownership interest in it. The organizational chart attached hereto as Schedule 3 is complete and accurate and illustrates all Persons who have a direct or indirect ownership interest in Borrower.

4.19 Purchase Options. Neither the Property nor any part thereof is subject to any purchase options or other similar rights in favor of third parties.

4.20 Management Agreement. The Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.

4.21 Environmental Representations. Borrower has delivered to Administrative Agent a true, complete and correct copy of the Environmental Report (as defined in the Environmental Indemnity). All of the representations and warranties made by Borrower as an indemnitor under the Environmental Indemnity are hereby incorporated by reference as a part of this Agreement with the same force and effect as if set forth in the body hereof.

4.22 Name; Principal Place of Business. Borrower does not use and will not use any trade name and has not done and will not do business under any name other than its actual name set forth herein. The principal place of business of Borrower is its primary address for notices as set forth in Section 6.1, and Borrower has no other place of business.

4.23 Other Debt. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

4.24 [Reserved].

4.25 Own Behalf; For Own Account. Borrower confirms that Borrower is acting on its own behalf and for its own benefit. The Loan has been requested by Borrower, and the proceeds of the Loan shall be utilized by Borrower, for its own account.

4.26 Sanctions; Anti-Terrorism Laws; Anti-Corruption Laws.

(a) Borrower, each guarantor or pledgor of collateral, and each subsidiary of the foregoing (each, a “Covered Entity”) and, to the knowledge of Borrower, their respective officers, employees, directors and agents acting in any capacity in connection with the Loan, are in compliance with, and have not engaged, and do not engage, in any dealings or transactions prohibited by, all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. No Covered Entity (i) is a Sanctioned Person, (ii) is a Person organized or resident in a Sanctioned Country, or (iii) is owned (25% percent or more, individually or in the aggregate), directly or indirectly or Controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Sanctioned Person or government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.

(b) The proceeds of the Loan will not be used (i) to fund any operations in, finance any investments or activities in, or make any payments to a Sanctioned Country or Sanctioned Person or (ii) in violation of any Sanctions.

(c) The funds used to repay the Loan are not derived from any unlawful activity.

(d) Each Covered Entity has instituted and will continue to maintain policies and procedures designed to ensure compliance by the Covered Entities and their respective directors, officers, employees and agents with applicable Sanctions, Anti-Terrorism Laws and Anti-Corruption Laws.

All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive the funding and repayment of the Loan and (ii) shall be deemed to have been relied upon by Administrative Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or any Lender or on their respective behalves.

Lenders acknowledge that as of the date of this Agreement, Borrower does not own the Post-Closing Property and therefore Lenders agree that any of the foregoing representations and warranties that refer to or concern the Property shall be deemed to refer to or concern only the Closing Date Property until such time as the Borrower acquires the Post-Closing Property and Lenders fund the Future Advance Amount of the Loan.

5. COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Administrative Agent and the Lenders that:

5.1 Existence. Borrower shall (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (b) continue to engage in the business presently conducted by it, (c) obtain and maintain all Licenses, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property.

5.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges as the same become due and payable, and deliver to Administrative Agent receipts for payment or other evidence satisfactory to Administrative Agent that the Taxes and Other Charges have been so paid no later than thirty (30) days before they would be delinquent if not paid (provided, however, that Borrower need not pay such Taxes nor furnish such receipts for payment of Taxes paid by Administrative Agent pursuant to Section 2.16). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and is continuing, (b) such proceeding shall suspend the collection of the Taxes or such Other Charges, (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (d) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (e) if such Taxes or Other Charges are not paid by Borrower during such contest, Borrower shall have furnished such security as may be required in the proceeding, or as may be requested by Administrative Agent, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, which shall not be less than 105% of the Taxes and Other Charges being contested, and (f) Borrower shall promptly upon final determination thereof pay the amount of such unpaid Taxes or Other Charges, together with all costs, interest and penalties. Administrative Agent may pay over any such security or part thereof held by Administrative Agent to the claimant entitled thereto at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established.

5.3 Access to Property. Borrower shall permit agents, representatives, consultants and employees of Administrative Agent to inspect the Property or any part thereof at reasonable hours upon not less than 24 hours except in an emergency, and in all events no more than once per calendar quarter except in the case of an emergency or upon the occurrence of an Event of Default.

5.4 Repairs; Maintenance and Compliance; Alterations.

5.4.1 Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 5.4.2 and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower shall notify Administrative Agent in writing within five (5) Business Days after Borrower first receives notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

5.4.2 Alterations. Borrower may, without Administrative Agent’s prior express written consent, perform alterations to the Improvements and Equipment which (a) do not constitute a Material Alteration, (b) do not adversely affect Borrower’s financial condition or the value or Net Operating Income of the Property, (c) are in the ordinary course of Borrower’s business, (d) do not materially change or impact the use or zoning of, or access to, the Property or reduce the parking ratio thereof, (e) are performed in a good and workmanlike manner and in accordance with all Legal Requirements, and (f) are free of any Liens. Borrower shall not perform any Material Alteration without Administrative Agent’s prior express written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Administrative Agent may, in its sole and absolute discretion, withhold consent to any alteration the cost of which is reasonably estimated to exceed $1,000,000 (as determined by Administrative Agent in its reasonable discretion). Administrative Agent may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Administrative Agent security for payment of the cost of such Material Alteration in an amount equal to 125% of the cost of the Material Alteration as estimated by Administrative Agent. Upon substantial completion of the Material Alteration, Borrower shall provide evidence satisfactory to Administrative Agent that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications expressly approved in writing by Administrative Agent (which approval shall not be unreasonably withheld or delayed), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of lien and (iii) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. Borrower shall reimburse Administrative Agent upon demand for all out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Administrative Agent) incurred by Administrative Agent and the Lenders in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.4.2.

5.5 Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by it pursuant to the terms of any agreement or instrument affecting or pertaining to the Property, including the Loan Documents.

5.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lenders with respect to, and permit Lenders, at its option, to participate in, any proceedings before any Governmental Authority which may in any way affect the rights of such Lender under any Loan Document.

5.7 Further Assurances. Borrower shall, at Borrower’s sole cost and expense, (i) execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Administrative Agent or the Lenders may reasonably require from time to time; and (ii) upon Administrative Agent’s request therefor given from time to time after the occurrence of any Default or Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and (b) searches of title to the Property, each such search to be conducted by search firms reasonably designated by Administrative Agent in each of the locations reasonably designated by Administrative Agent.

5.8 Environmental Matters.

5.8.1 Environmental Indemnity. All of the covenants of Borrower as an indemnitor under the Environmental Indemnity are hereby incorporated by reference as a part of this Agreement with the same force and effect as if set forth in the body hereof.

5.8.2 O & M Program. In the event any environmental report delivered to Administrative Agent in connection with the Loan recommends the development of or continued compliance with an operation and maintenance program for the Property (including, without limitation, with respect to the presence of asbestos and/or lead-based paint) (“O & M Program”), Borrower shall develop (or continue to comply with, as the case may be) such O & M Program and shall, during the term of the Loan, including any extension or renewal thereof, comply in all material respects with the terms and conditions of the O & M Program.

5.9 Title to the Property. Borrower will warrant and defend the title to the Property, and the validity and priority of all Liens granted or otherwise given to Administrative Agent on behalf of the Lenders under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.

5.10 Leases.

5.10.1 Generally. Upon request, Borrower shall furnish Administrative Agent with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates or applicable regulations, as applicable, and shall be arm’s-length transactions with bona fide, independent third-party tenants.

5.10.2 Borrower’s Right to Enter into Leases. Provided that no Event of Default is continuing, Borrower shall be able to enter into new leases and renewals, amendments and modifications of existing Leases without the prior express written approval of Administrative Agent provided: (a) the new lease is not a Major Lease or the existing Lease as amended or modified or the renewal Lease is not a Major Lease, (b) the new lease shall be written substantially in accordance with the standard form of Lease which shall have been approved by Administrative Agent, (c) the Lease as amended or modified or the renewal Lease or series of leases or proposed lease or series of leases: (i) shall provide for net effective rental rates comparable to existing local market rates, (ii) shall have an initial term (together with all renewal options) of not less than six months or greater than ten years, (iii) shall provide for (A) automatic self-operative subordination to the Mortgage, and (B) at Administrative Agent’s option, attornment to Administrative

Agent, and (iv) shall not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the Property), any requirement for a non-disturbance or recognition agreement, or any other provision which might adversely affect the rights of Administrative Agent or the Lenders under the Loan Documents in any material respect. Upon Lender’s or Administrative Agent’s request, Borrower shall deliver to Administrative Agent true, correct and complete copies of all Leases which are entered into pursuant to the preceding sentence together with Borrower’s certification that it has satisfied all of the conditions of the preceding sentence.

5.10.3 Leases Requiring Administrative Agent’s Approval. Without the prior express written consent of Administrative Agent, which may be granted, withheld or conditioned in its sole and absolute discretion, Borrower shall not enter into any proposed commercial lease for any portion of the Property.

5.10.4 Additional Covenants with respect to Leases. Borrower (a) shall observe and perform the material obligations imposed upon the lessor under the Leases and shall not do or permit anything to impair the value of the Leases as security for the Debt; (b) shall promptly send copies to Administrative Agent of all notices of default that Borrower shall send or receive under any Major Lease and all notices of non-renewal received under any Major Lease; (c) shall enforce, in accordance with commercially reasonable practices for properties similar to the Property, the terms, covenants and conditions in the Leases to be observed or performed by the lessees, short of termination thereof; (d) shall not collect any of the Rents more than one month in advance (other than security deposits); (e) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (f) shall not modify any Lease in a manner inconsistent with the Loan Documents; (g) shall not convey or transfer or suffer or permit a conveyance or transfer of the Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under Leases; (h) shall not consent to any assignment of or sublease under any Major Lease unless required in accordance with its terms without the prior express written consent of Administrative Agent, which, with respect to a sublease, may not, so long as no Event of Default is continuing, be unreasonably withheld or delayed; and (i) shall not cancel or terminate any Lease or accept a surrender thereof (except in the exercise of Borrower’s commercially reasonable judgment in connection with a tenant default under a Lease which is not a Major Lease and provided any termination payment in connection thereto is deposited pursuant to Section 2.19), in each case, without the prior express written consent of Administrative Agent, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed. In connection with any Major Lease, upon Administrative Agent’s request, Borrower shall deliver an estoppel and/or subordination and non-disturbance agreement on commercially reasonable terms.

5.10.5 Lease Termination Payments. All Lease Termination Payments shall be immediately remitted to Administrative Agent and deposited into a separate account with Administrative Agent. At Administrative Agent’s election, such amounts shall either be (a) applied to the Debt, (b) held by Administrative Agent as cash collateral for the Loan, or (c) disbursed to Borrower.

5.11 Estoppel Statement. After request by Administrative Agent, Borrower shall within ten (10) days furnish Administrative Agent with a statement addressed to Administrative Agent and the Lenders, and their respective successors and assigns, duly acknowledged and certified, setting forth (a) the unpaid Principal, (b) the Interest Rate, (c) the date installments of interest and/or Principal were last paid, (d) any offsets or defenses to the payment of the Debt, (e) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification and (f) whether any Default or an Event of Default exists.

5.12 Property Management.

5.12.1 Management Agreement. Borrower shall (a) cause the Property to be managed pursuant to the Management Agreement; (b) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder; (c) promptly notify Administrative Agent of any default under the Management Agreement of which it is aware; (d) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditure plan, and property improvement plan and any other notice, report and estimate received by Borrower under the Management Agreement; and (e) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. Without Administrative Agent’s prior express written consent, Borrower shall not (i) surrender, terminate, cancel, extend or renew the Management Agreement or otherwise replace the Manager or enter into any other management agreement (except pursuant to Section 5.12.2); (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; (iv) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, the Management Agreement; or (v) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such default permits the Manager to terminate the Management Agreement (or such successor management agreement).

5.12.2 Termination of Manager. If (a) Manager is in default under the Management Agreement; or (b) upon the gross negligence, malfeasance or willful misconduct of the Manager; Borrower shall, at the request of Administrative Agent, terminate the Management Agreement and replace Manager with a replacement manager acceptable to Administrative Agent in Administrative Agent’s reasonable discretion on terms and conditions satisfactory to Administrative Agent. Borrower’s failure to appoint an acceptable manager within sixty (60) days after Administrative Agent’s request of Borrower to terminate the Management Agreement shall constitute an immediate Event of Default. Borrower may from time to time appoint a successor manager to manage the Property, provided that such successor manager and Management Agreement shall be expressly approved in writing by Administrative Agent in Administrative Agent’s reasonable discretion. If at any time Administrative Agent consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Administrative Agent’s consent, execute a consent and subordination of management agreement substantially in the form of the Consent and Subordination of Manager of even date herewith executed and delivered by Manager to Administrative Agent on behalf of the Lenders.

5.13 Special Purpose Entity. Borrower shall at all times be a Special Purpose Entity. Borrower shall not directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Entity. A “Special Purpose Entity” shall have the meaning set forth on Schedule 4 hereto.

5.14 Change in Business or Operation of Property. Borrower shall not purchase or own any real property other than the Property and shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as a multi-family property or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Property).

5.15 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.16 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the members of Borrower except in the ordinary course of business and on terms which are fully disclosed to Administrative Agent in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s‑length transaction with an unrelated third party.

5.17 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior express written consent of Administrative Agent.

5.18 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.19 Principal Place of Business. Borrower shall not change its principal place of business or chief executive office without first giving Administrative Agent and the Lenders ten (10) days’ prior written notice.

5.20 Change of Name, Identity or Structure. Borrower shall not change its name, identity (including its trade name or names) or Borrower’s corporate, partnership or other structure without notifying Administrative Agent and the Lenders of such change in writing at least ten (10) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior express written consent of Administrative Agent and the Majority Lenders. Borrower shall execute and deliver to Administrative Agent (for the benefit of the Lenders) (if applicable), and hereby authorizes Administrative Agent to file, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Administrative Agent to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Administrative Agent, Borrower shall execute a certificate in form satisfactory to Administrative Agent listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

5.21 Indebtedness. Borrower shall not directly or indirectly create, incur or assume any indebtedness other than the (a) Debt and any Third Party Swap Agreement approved by Agent in accordance with this Agreement, and (b) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property which (i) are not evidenced by a note, (ii) do not exceed, at any time, a maximum aggregate amount of one percent (1%) of the original amount of the Principal and (iii) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”).

5.22 Licenses. Borrower shall not Transfer any License required for the operation of the Property.

5.23 Compliance with Restrictive Covenants, Etc. Borrower will not enter into, modify, waive in any material respect or release any Easements, restrictive covenants or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Administrative Agent’s prior express written consent, which consent may be granted or denied in Administrative Agent’s sole discretion. Borrower shall comply with all of its obligations under each Easement, restrictive covenant and other Permitted Encumbrance encumbering the Property.

5.24 ERISA.

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent or any Lender of any of its rights under its respective Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.

(c) Borrower shall deliver to Administrative Agent such certifications or other evidence from time to time throughout the Term, as requested by Administrative Agent in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) the assets of Borrower do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101.

5.25 Prohibited Transfers.

(a) Borrower shall not directly or indirectly make, suffer or permit the occurrence of any Transfer, other than the following (each, a “Permitted Transfer”): (i) an Approved Lease, (ii) a Permitted Encumbrance or (iii) subject to Administrative Agent’s consent, in its sole and absolute discretion, a Transfer of an interest in Borrower to or among direct or indirect owners thereof, to members of such owners’ immediate family members, or to trusts for the benefit of such owners and/or their immediate families provided that (A) such Transfer shall not (x) cause the transferee, together with its Affiliates, to acquire Control of Borrower or the Property or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds 49%, (B) [reserved], (C) all of Administrative Agent’s and Lenders’ “know your customer” and Patriot Act requirements have been satisfied with respect to such Transfer and Administrative Agent has determined that such Transfer would not cause the representations contained in Section 4.26 to be untrue after giving effect to such Transfer, (D) no Event of Default shall have occurred and be continuing, (E) Administrative Agent shall have received not less than thirty (30) days’ prior to the date on which such transfer is to become effective: (i) written notice of such transfer, (ii) true and correct copies of all documentation entered into or to be entered into with respect to the same, and (iii) all appropriate papers, certificates and affidavits requested by Administrative Agent that evidence the organization, good standing, qualification to do business and tax status of the transferee, which papers, certificates and affidavits shall include certified copies of all documents relating to the organization and formation of transferee and of the entities, if any, which are partners or members of transferee and updated organizational charts reflecting such transfer, as well as all documents and information requested by Administrative Agent to confirm that such proposed transfer will satisfy the requirements of this Agreement, and sufficient for Administrative Agent and each Lender to undertake and review background checks and to satisfy such “know-your-customer” background checks and procedures as may be required to be performed by it pursuant to Legal Requirements or the policies of Administrative Agent or any Lender and to confirm that after giving effect to such transfer that no Person holding twenty-five percent (25%) or more of the direct or indirect interests in Borrower and/or rights to distributions from Borrower would cause the representations contained in Section 4.26 to be untrue or shall be a Person with whom Administrative Agent or any Lender would be prohibited, pursuant to Legal Requirements or the policies of Administrative Agent or any Lender, to engage in the transactions under the Loan Documents and (F) the legal and financial structure of Borrower and its members and the single purpose nature and bankruptcy remoteness of Borrower and its members after such Transfer, shall satisfy Lenders’ then current applicable underwriting criteria and requirements other than a Permitted Transfer. Borrower shall reimburse Administrative Agent upon demand for all out-of-pocket expenses associated with the review of any proposed Transfer.

(b) Notwithstanding anything to the contrary in this Section 5.25, if as a result of a transaction that would otherwise be a Permitted Transfer (an “Otherwise Permitted Transfer Transaction”), a Person’s acquisition of direct or indirect ownership interests in or control of Borrower would cause any exposure, lending or loan-to-one-borrower (or borrower group) or similar limits imposed pursuant to any internal policies of Administrative Agent or any Lender, law, rule, order, regulation, judgment, injunction, directive or regulatory guideline of any Governmental Authority (whether foreign, domestic or supranational) applicable to Administrative Agent or any Lender in relation to such Person to be exceeded, or any other law, rule, order or regulation, judgment, injunction, directive or regulatory guideline of any Governmental Authority (whether foreign, domestic or supranational) applicable to Administrative Agent or any Lender in relation to such Person to be violated, then such Otherwise Permitted Transfer Transaction shall not be consummated unless Lender’s prior express written approval (or deemed approval, as hereinafter provided) of such Otherwise Permitted Transfer Transaction shall have been obtained.

5.26 Liens. Without Administrative Agent’s prior express written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Property or any direct or indirect legal or beneficial ownership interest in Borrower, except Liens in favor of Administrative Agent or the Lenders and Permitted Encumbrances, unless such Lien is bonded (per Legal Requirements that result in the release of such Liens as against the Property) or discharged within thirty (30) days after Borrower first receives notice of such Lien.

5.27 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property or (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.

5.28 Expenses. Borrower shall pay or reimburse Administrative Agent and/or the Lenders (in connection with expenses described in clauses (c), (g), (i), (j) and (k) below), upon receipt of notice from the applicable party for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements, and including, without limitation, all post-judgment costs and expenses) incurred by Administrative Agent or Servicer in connection with the Loan, including (a) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (b) Borrower’s, Administrative Agent’s and Lenders’ ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (c) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Administrative Agent; (d) filing and recording of any Loan Documents; (e) title insurance, surveys, inspections and appraisals; (f) the creation, perfection or protection of Administrative Agent’s Liens in the Property and the Cash Management Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, Mortgage, recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Administrative Agent’s consultants, surveys and engineering reports); (g) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (h) [reserved]; (i) legal advice with respect to the rights or responsibilities of the parties under the Loan Documents; (j) any “lender liability” suit or claim brought against Administrative Agent or any Lender; (k) any claim or suit brought against Administrative Agent or any Lender arising under any Environmental Laws; (l) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings; (m) legal advice with respect to the rights or responsibilities of the parties under the Loan Documents; (n) any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders; (o) any claim or suit brought against Administrative Agent and/or the Lenders arising under any Environmental Laws; and (p) out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Administrative Agent in connection with any Syndication. Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand shall accrue interest at the Default Rate and may be paid from any amounts in the Auto-debit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 5.28 shall survive the Term and the exercise by Administrative Agent and the Lenders of any of their respective rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

5.29 Indemnity. Borrower shall defend, indemnify and hold harmless Administrative Agent, each Lender, Sole Lead Arranger and Sole Bookrunner, and each of their respective Affiliates, and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Administrative Agent, any Lender, Sole Lead Arranger, or Sole Bookrunner, or any of their Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with the assertion of any claim, loss, demand, damages, penalties, liabilities or any investigative, administrative or judicial proceeding commenced or threatened, whether or not Administrative Agent, any Lender, Sole Lead Arranger or Sole Bookrunner shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, including: (a) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, any Loan Document; (b) the use or intended use of the proceeds of the Loan; (c) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (d) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (e) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (f) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (g) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (h) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (i) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (j) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (k) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (l) any failure of the Property to comply with any Legal Requirement; (m) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with the Loan, any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Administrative Agent, any Lender, Sole Lead Arranger or Sole Bookrunner with respect thereto; and (n) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially by a court of competent jurisdiction, in a non-appealable decision, that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 5.29 shall survive the Term and the exercise by Administrative Agent and the Lenders of any of their respective rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

5.30 Compliance with Laws; PATRIOT Act.

(a) Each Covered Entity shall comply with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Neither Borrower, nor to the knowledge of Borrower, any director, officer, agent, employee, or other person acting on behalf of Borrower, will use the proceeds of any Loan, directly or indirectly, (i) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or a government of a Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(b) Administrative Agent hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent to identify Borrower in accordance with the Patriot Act. Consequently, Administrative Agent may from time-to-time request, and Borrower shall provide to Administrative Agent, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for such purpose.

(c) Neither Borrower nor any Person having Control of (including by virtue of such Person being a member, partner, director or owning voting shares or interests) Borrower, nor any owner of at least 25% percent or more, individually or in the aggregate, of a direct or indirect interest in Borrower (and solely with respect to subclauses (ii) and (iii) of this Section 5.30(c), no director, member, partner, employee or agent of the foregoing Persons related to conduct during the course of their roles as such) shall (i) be a Sanctioned Person or a Person organized or resident in a Sanctioned Country, (ii) have been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude, or (iii) be currently under investigation by any Governmental Authority for alleged criminal activity.

5.31 Borrower Accounts. Borrower shall maintain its Property operating account and the Auto-debit Account with Administrative Agent.

5.32 [Reserved].

5.33 Financial Covenants.

(a) Debt Service Coverage Ratio. As of December 31, 2026, Borrower shall demonstrate a minimum Debt Service Coverage Ratio for the trailing 3-month period of not less than 1.00:1.00 (the “Initial DSCR”). As of June 30, 2027, Borrower shall demonstrate a minimum Debt Service Coverage Ratio for the trailing three-month period of not less than 1.10:1.00 (the “Remainder DSCR”). If Borrower fails to meet the Initial

DSCR or the Remainder DSCR, in each case as of the date tested, then Borrower shall, within thirty (30) days of receipt by Borrower of written notice by Administrative Agent of such failure, either (i) make a mandatory partial prepayment of the Loan, (ii) post cash with Administrative Agent (for the benefit of the Lenders) as additional collateral for the Loan in lieu of a partial repayment of the Loan, or (iii) post with Administrative Agent (for the benefit of the Lenders) a letter of credit from a bank acceptable to Administrative Agent as additional collateral for the Loan in lieu of a partial repayment of the Loan, in each case, in an amount sufficient to satisfy the applicable Debt Service Coverage Ratio test. If Borrower elects to satisfy the applicable Debt Service Coverage Ratio test pursuant to clauses (ii) or (iii) immediately above, such cash collateral or letter of credit will no longer be required to be maintained by Administrative Agent following satisfaction of the required Debt Service Coverage Ratio for three (3) consecutive months and all cash collateral in the applicable cash collateral account will be promptly disbursed to Borrower and any letter of credit will be promptly returned to Borrower. Notwithstanding the foregoing, for the avoidance of doubt, neither the cash collateral nor letter of credit shall be included in the calculation of Debt Service Coverage Ratio for the purpose of determining whether such cash collateral or letter of credit shall be released by Administrative Agent.

(b) Maximum Leverage Ratio. As of the last day of each fiscal quarter end, Borrower shall cause GSI Guarantor to maintain a Maximum Leverage Ratio of no greater than 4.50:1.00.

(c) Minimum Total LP Net Worth. As of the last day of each fiscal quarter end, Borrower shall cause (i) LP Guarantor to maintain a LP Net Worth of not less than $200,000,000.00.

(d) Minimum Total GSI Net Worth. As of the last day of each fiscal quarter end, Borrower shall cause GSI Guarantor to maintain a GSI Net Worth of not less than $370,000,000.00.

(e) Liquid Assets. As of the last day of each fiscal quarter end, Borrower shall cause LP Guarantor to maintain Liquid Assets of not less than $6,250,000.00 (or $7,500,000.00, if and as required under Section 7.15(b) of the LP Guarantor Credit Agreement).

(f) Minimum Total Liquidity. As of the last day of each fiscal quarter end, Borrower shall cause GSI Guarantor to maintain a Total Liquidity of not less than $30,000,000.00.

(g) Guarantor Cure Rights. If GSI Guarantor fails to comply with the requirements of any financial covenant set forth in Section 5.33 (each, a “Financial Covenant” and, collectively, the “Financial Covenants”), then from and after the date that is the earlier of (x) the date that an Authorized Officer of GSI Guarantor or Borrower obtains knowledge of such failure to comply and delivers a notice thereof to Lender and (y) the date that Lender notifies GSI Guarantor of such failure to comply (such earlier date, the “Cure Trigger Commencement Date”) until the earlier of (A) the date that is 10 days after the Cure Trigger Commencement Date and (B) the date that is 10 days following the date that the financial statements were required to be delivered for the relevant period pursuant to Section 6.3, as the case may be (such period, the "Cure Period"), GSI Guarantor shall have the right (the “Cure Right”) to give irrevocable written notice to Lender of its intent (on behalf of itself or its Subsidiaries) to receive cash capital contributions, or sell assets for cash or receive cash in respect of any investments or from any other source in an amount that, if applied in the manner described in clause (iii) below for the relevant testing period, would have been sufficient to cause compliance with the Financial Covenants for such period (an “Equity Cure”); provided that:

(i) GSI Guarantor and its Subsidiaries shall not be entitled to exercise the Equity Cure any more than three (3) times prior to the final extended loan maturity date and in each four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Equity Cure shall have been made;

(ii) No Event of Default shall exist pursuant to any Financial Covenant during the Cure Period (provided that, if the Equity Cure is not consummated within the Cure Period, in the absence of the granting of a default waiver or an extension of the Cure Period by Lender, each such Event of Default shall be deemed to have occurred);

(iii) The cash amount received by the GSI Guarantor or its Subsidiaries pursuant to exercise of the right to make an Equity Cure shall be:

x. In the case of a failure to comply with the Total GSI Net Worth and Leverage Ratio Financial Covenants set forth in Section 5.33, applied to increase the Total GSI Net Worth of GSI Guarantor and its Subsidiaries and either (A) reduce Total Debt (if applied to the repayment of Total Debt) or (B) increase cash and Cash Equivalents on the balance sheet of GSI Guarantor or its Subsidiaries (but not both), as elected by GSI Guarantor in its sole discretion, which increase shall be deemed to have occurred on the last day of the applicable Fiscal Quarter for which such Equity Cure is being made; and

y. in the case of a failure to comply with the Total Liquidity Financial Covenant set forth in Section 5.33, added to Total Liquidity in the calculation thereof solely to the extent constituting unrestricted cash and Cash Equivalents;

(iv) any Equity Cure (A) pursuant to clause (iii)(x) or clause (iii)(y) above shall only be taken into account for purposes of calculating compliance with the Financial Covenants (and not for any other use of Total GSI Net Worth, Leverage Ratio or Total Liquidity under the GSI Guaranty or any other Loan Document) and shall be included in each Financial Covenant as set forth in clauses (i), (ii), (iii)(x) and (iii)(y) above, in all instances for purposes of determining whether there has been a failure to comply with such Financial Covenant; and

(v) the amount of any Equity Cure shall be no more than the amount required to cause GSI Guarantor to be in pro forma compliance with the applicable Financial Covenant for which the Equity Cure is being made pursuant to clause (iii)(x) or clause (iii)(y) above, as applicable (and GSI Guarantor shall deliver an updated and duly executed Compliance Certificate evidencing such pro forma compliance).

(h) Notwithstanding anything in the Guaranty to the contrary, following the delivery by GSI Guarantor of a written notice to the Lender of its intent to exercise the Cure Right (x) the Lender shall not be permitted to exercise any rights then available as a result of an Event of Default under this Section on the basis of a breach of any of the Financial Covenants until the expiration of the Cure Period so as to enable GSI Guarantor to consummate its Cure Right as permitted under this Section and (y) if an Event of Default would have occurred and be continuing had Guarantor not had the option to exercise the Cure Right as set forth in clause (a) above and not exercised such Cure Right pursuant to the foregoing provisions, Lender shall not be required, from the date such Event of Default would have occurred until the date such Event of Default is cured in accordance with the above terms (or waived in accordance with the terms of the Guaranty), to make any extension of credit under this Agreement.

(i) Notwithstanding anything to the contrary contained in the Loan Documents, with respect to any financial covenant default not addressed in the preceding sections (a) and (b), or other nonmonetary default stated in the Loan Documents that does not have a specific notice and/or cure period expressly set forth in the Loan Documents: (i) in the case of a default that can be cured by the payment of money, such default shall not constitute an Event of Default unless and until it shall remain uncured for ten (10) Business Days after Borrower receives written notice thereof; and (ii) in the case of a default that cannot be cured by the payment of money but is susceptible of being cured within thirty (30) days, such default shall not constitute an Event of Default unless and until it remains uncured for thirty (30) days after Borrower receives written notice thereof, provided that within ten (10) days of Borrower’s receipt of such written notice, Borrower delivers written notice to Lender of its intention and ability to effect such cure within such thirty (30) day period; and if such non-monetary default is not cured within such thirty (30) day period despite Borrower’s diligent efforts, but is susceptible of being cured within sixty (60) days of Borrower’s receipt of Lender’s original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of sixty (60) days from Borrower’s receipt of Lender’s original notice, provided that prior to the expiration of the initial thirty (30) day period, Borrower delivers written notice to Lender of its intention and ability to effect such cure prior to the expiration of such sixty (60) day period.

5.34 Reserved.

5.35 Appraisals. Administrative Agent shall have the right to obtain an Appraisal for the Property at any time during the term of the Loan, at Administrative Agent's expense (and once during each of the initial term and the extension terms under the Loan at Borrower's expense), unless (a) a Default shall have occurred and be continuing (b) required by any Governmental Authority, (c) required as part of an extension condition in accordance with Section 2.8 or (d) required in accordance with Section 5.33, in which cases all Appraisals shall be at Borrower's expense.

Lenders acknowledge that as of the date of this Agreement, Borrower does not own the Post-Closing Property and therefore Lenders agree that any of the foregoing covenants or other obligations of Borrower that refer to or concern the Property shall be deemed to refer to or concern only the Closing Date Property until such time as the Borrower acquires the Post-Closing Property and Lenders fund the Future Advance Amount of the Loan.

5.36 Post-Closing Obligations. On or before the Future Advance Deadline, Borrower shall (i) cause the Post-Closing Pledgors to execute and deliver to Administrative Agent the Post-Closing Pledge Agreement, (ii) execute and deliver to Administrative Agent the Post-Closing Mortgages, (iii) execute and deliver to Administrative Agent the Assignments of Leases and Rents, and (iv) otherwise comply with the conditions set forth in Section 2.1(b) of this Agreement.

6. NOTICES AND REPORTING

6.1 Notices.

6.1.1 All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or delivered by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or, with respect to routine or administrative notices (but specifically excluding notices of Default, Events of Default or acceleration of the Loan) by electronic mail, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party) at the addresses specified in Schedule 5 of this Agreement. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or, in the case of electronic mail, as set forth in Section 6.1.3 below.

6.1.2 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

6.1.3 Unless Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (a), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

6.2 Borrower Notices and Deliveries. Borrower shall (a) give prompt written notice to Administrative Agent of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened against Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business or the Property; (ii) any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge; and (b) furnish and provide to Administrative Agent: all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, reasonably requested, from time to time, by Administrative Agent. In addition, after request by Administrative Agent (but no more frequently than twice in any year), Borrower shall furnish to Administrative Agent (x) within ten (10) days, a certificate addressed to Administrative Agent on behalf of the Lenders, its successors and assigns reaffirming all representations and warranties of Borrower set forth in the Loan Documents as of the date requested by Administrative Agent or, to the extent of any changes to any such representations and warranties, so stating such changes, and (y) within thirty (30) days, tenant estoppel certificates addressed to Administrative Agent on behalf of the Lenders, its successors and assigns from each tenant at the Property in form and substance reasonably satisfactory to Administrative Agent.

6.3 Financial Reporting.

6.3.1 Bookkeeping. Borrower shall keep on a fiscal year basis, which year shall be from January 1st to December 31st (“Fiscal Year”) in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by Borrower, Manager or any Affiliate of Borrower. Administrative Agent shall have the right from time to time during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining them, and to make such copies or extracts thereof as Administrative Agent shall desire. After an Event of Default, Borrower shall pay any costs incurred by Administrative Agent to examine such books, records and accounts, as Administrative Agent shall determine to be necessary or appropriate in the protection of Administrative Agent’s and the Lenders’ interest. Borrower shall cause Guarantor to comply in all respects with any financial reporting obligations provided for in any Loan Documents to which Guarantor is a party.

6.3.2 Annual Reports. Borrower shall furnish to Administrative Agent annually, within seventy-five (75) days after the end of each fiscal year a complete copy of Borrower’s annual financial statements, each in accordance with GAAP and containing balance sheets and statements of profit and loss for Borrower and the Property in such detail as Administrative Agent may request. Each such statement (a) shall be in form and substance satisfactory to Administrative Agent, (b) shall set forth the financial condition and the income and expenses for the Property for the immediately preceding fiscal year, including statements of annual Net Operating Income and (c) shall be accompanied by a Compliance Certificate and an Officer’s Certificate certifying (i) that such statement is true, correct, complete and accurate and presents fairly the financial condition of the Property and has been prepared in accordance with GAAP and (ii) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

6.3.3 Quarterly Reports. Borrower shall furnish to Administrative Agent as soon as available, and in any event within sixty (60) days after the end of each fiscal quarter of each fiscal year (excluding the fourth fiscal quarter) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such fiscal quarter and the related consolidated statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, together with a certification of the chief financial officer of Borrower (or a Person holding a comparable position), as applicable, that such financial statements fairly present, in all material respects, the financial condition of Borrower, as at the dates indicated and the results of its operations and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and complete with supporting notes and schedules as applicable.

6.3.4 Other Reports. Borrower shall furnish to Administrative Agent (i) within sixty (60) days of the end of each fiscal quarter (seventy-five (75) days for the fourth fiscal quarter), Compliance Certificates for such fiscal quarter, and (ii) within ten (10) Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower or Manager as may be reasonably requested by Administrative Agent.

6.3.5 Public Reporting. Borrower shall provide, or cause LP Guarantor to provide, to the Administrative Agent, promptly upon their becoming available, copies of (i) all regular and periodic reports and all registration statements and prospectuses, if any, filed by LP Guarantor with any securities exchange or with the Securities and

Exchange Commission or any governmental or private regulatory authority, and (ii) all press releases and other statements made available generally by LP Guarantor to the public concerning material developments in the business of LP Guarantor.

Documents required to be delivered pursuant to this Sections (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website at https://www.ataxfund.com/homehttps://www.ghiinvestors.com/ or (ii) such documents are posted on the Borrower’s behalf on the website of the Securities and Exchange Commission or any other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.4 Platform.

6.4.1 Borrower agrees that Administrative Agent, Sole Lead Arranger and Sole Bookrunner may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

6.4.2 Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (i) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Communications “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Lenders, Sole Lead Arranger and Sole Bookrunner to treat such Communications as not containing any material non-public information with respect to Borrower or any Affiliate thereof or their respective securities for purposes of United States Federal and state securities laws; (iii) all Communications marked “PUBLIC” are permitted to be made available through the Platform; and (iv) Administrative Agent, Sole Lead Arranger and Sole Bookrunner shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated as “Non-Public Information.”

The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative

Agent, Sole Lead Arranger, Sole Bookrunner or any of their Affiliates (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent Party’s transmission or posting of Borrower Materials through the Platform or via email, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower or any Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, Sole Lead Arranger, Sole Bookrunner or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

7. INSURANCE; CASUALTY; AND CONDEMNATION

7.1 Insurance.

7.1.1 Insurance Requirements. Borrower, at its sole cost, for the mutual benefit of Borrower, Administrative Agent and the Lenders, shall obtain and maintain during the Term the following policies of insurance:

(a) Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including fire, lightning, vandalism, and malicious mischief, boiler and machinery and, if required by Administrative Agent, flood and/or earthquake coverage and subject to subsection (i) below, coverage for damage or destruction caused by the acts of “Terrorists” (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction. Such insurance policy shall also insure for ordinance or law coverage, coverage for loss to the undamaged portion of the building, costs of demolition, costs to rebuild any undamaged portion that needs to be destroyed, then rebuilt to law and code, and increased cost of construction in amounts satisfactory to Administrative Agent. Each such insurance policy shall (i) be in an amount equal to 100% of the then replacement cost of the Improvements without deduction for physical depreciation, (ii) have deductibles no greater than the $10,000 per occurrence, unless otherwise expressly approved in writing by Administrative Agent, (iii) be paid annually in advance and (iv) be on a replacement cost basis and contain either no coinsurance or, if coinsurance, an agreed amount endorsement, and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure on a replacement cost basis. Administrative Agent shall be named Mortgagee and Lender’s Loss Payee on a standard mortgagee endorsement and a lender’s loss payable endorsement, respectively, each in form and substance satisfactory to Administrative Agent.

(b) Flood insurance if any part of the Property is located in an area now or hereafter designated by the Federal Emergency Management Agency as a Zone “A” & “V” Special Hazard Area (as defined by the Federal Emergency Management Agency), or such other Special Hazard Area, in amounts and with deductibles required by Administrative Agent in its sole discretion.

(c) Rental loss and/or business interruption insurance, including acts of foreign and domestic terrorism, (i) with Administrative Agent being named as “Mortgagee and Lender Loss Payee”, (ii) in an amount equal to one hundred percent (100%) of the projected gross Rents from the Property during the event that caused the loss of income; and (iii) containing an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of eighteen (18) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such insurance shall be increased from time to time during the Term as and when the estimated or actual Rents increase.

(d) Coverage to compensate for ordinance or law, coverage for loss to the undamaged portion of the building, the cost of demolition, the cost to rebuild any undamaged portion that needs to be destroyed, then rebuilt to law and code, and the increased cost of construction in amounts satisfactory to Administrative Agent.

(e) Comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to the lease on a replacement cost basis and in an amount equal to 100% of the full replacement cost of the Improvements on such Property (without any deduction for depreciation).

(f) Public liability insurance, including acts of foreign and domestic terrorism, including (i) “Commercial General Liability Insurance”, (ii) “Owned”, “Hired” and “Non Owned Auto Liability”; and (iii) umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination no less than containing minimum limits per occurrence of $1,000,000 and $5,000,000 in the aggregate for any policy year with no deductible or self-insured retention unless otherwise expressly approved in writing by Administrative Agent; together with at least $1,000,000 and $5,000,000 in the aggregate excess and/or umbrella liability insurance for any and all claims. The policies described in this subsection shall also include coverage for elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Administrative Agent and the Lenders as required under this Agreement and the other Loan Documents), “Products” and “Completed Operations Liability” coverage.

(g) If applicable, Worker’s compensation and disability insurance with respect to any employees of Borrower, as required by any Legal Requirement.

(h) Such other insurance (including, but not limited to, environmental liability insurance, earthquake insurance, named windstorm insurance, sinkhole insurance, mine subsidence insurance and windstorm insurance) and such higher limits as may from time to time be reasonably required by Administrative Agent in order to protect the interests of Administrative Agent and the Lenders.

(i) Notwithstanding anything in subsection (a) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Property; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as stand-alone coverage) in an amount equal to 100% of the “Full Replacement Cost” of the Property; provided that such coverage is available.

7.1.2 Policies. All policies of insurance (the “Policies”) required pursuant to Section 7.1.1 shall (i) be issued by companies approved by Administrative Agent and licensed or authorized to do business in the State, with a claims paying ability rating of [A-] or better by AMBest and a rating of [IX] or better in the current Best’s Insurance Reports, unless otherwise approved by Administrative Agent; (ii) name Administrative Agent and its successors and/or assigns as their interest may appear as the mortgagee and lender’s loss payee (in the case of property insurance and in the case of business interruption/loss of rents coverage) and an additional insured (in the case of liability insurance); (iii) contain (in the case of property insurance) a non-contributory standard mortgagee clause and a lender’s loss payable endorsement, or their equivalents, each in form and substance satisfactory to Administrative Agent, naming Administrative Agent as the person to which all payments made by such insurance company shall be paid; (iv) contain a waiver of subrogation against Administrative Agent and the Lenders; (v) be assigned and the originals thereof delivered to Administrative Agent; (vi) contain such provisions as Administrative Agent deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Borrower, nor Administrative Agent, nor any Lender, nor any other party shall be a co-insurer under the Policies, (B) that Administrative Agent shall receive (i) at least thirty (30) days’ prior written notice of any cancellation of any of the Property Policies, (ii) at least ten (10) days’ prior written notice of cancellation due to nonpayment of premium; and (iii) if available, notice for liability policies (provided, that if no such notice is available for liability policies, Borrower shall provide required notice to Administrative Agent), (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against Administrative Agent or the Lenders, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (D) providing that Administrative Agent is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums; (vii) in the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Administrative Agent and the Lenders, such insurance policy shall not be invalidated by and shall insure Administrative Agent and the Lenders regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Administrative Agent or the Lenders pursuant to any provision of the Loan Documents; and (viii) be satisfactory in form and substance to Administrative Agent and expressly approved in writing by Administrative Agent as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and furnish to Administrative Agent evidence of the renewal of each of the Policies together with (unless such Insurance Premiums have been paid by Administrative Agent pursuant to the terms hereof) receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Administrative Agent. If Borrower does not furnish such evidence and receipts at least thirty (30) days prior to the expiration of any expiring Policy, then Administrative Agent may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Administrative Agent for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. Upon request, Borrower shall deliver to Administrative Agent a copy of each Policy within sixty (60) days after its effective date. Within thirty (30) days after request by Administrative Agent, Borrower shall obtain such increases in the amounts of coverage provided for under any Policy and may require additional or different insurance coverage as may be reasonably requested by Administrative Agent, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices including, without limitation, changes in any Lender’s internal policies, and the like.

7.2 Casualty.

7.2.1 Notice; Restoration. If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give notice thereof to Administrative Agent within five (5) Business Days of the Casualty. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.

7.2.2 Settlement of Proceeds. If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed $1,000,000, provided no Default or Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior express written consent of Administrative Agent; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the insurance proceeds (the “Proceeds”). In the event of an Insured Casualty where the loss equals or exceeds $1,000,000 (a “Significant Casualty”), Administrative Agent may, in its sole discretion, settle and adjust any claim without the prior express written consent of Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Administrative Agent for the benefit of the Lenders and held by Administrative Agent in the Casualty/Condemnation Account and disbursed in accordance herewith. If Borrower or any party other than Administrative Agent is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Administrative Agent. Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Administrative Agent. The expenses incurred by Administrative Agent in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Administrative Agent upon demand. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Administrative Agent and Borrower, such payment shall not be treated as business or rental interruption insurance proceeds unless Borrower has demonstrated to Administrative Agent’s satisfaction that the remaining net Proceeds that will be received from the property insurance carriers are sufficient to pay 100% of the cost of fully restoring the Improvements or, if such net Proceeds are to be applied to repay the Debt in accordance with the terms hereof, that such remaining net Proceeds will be sufficient to pay the Debt in full.

7.3 Condemnation.

7.3.1 Notice; Restoration. Borrower shall give Administrative Agent written Notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Property (a “Condemnation”) within five (5) Business Days of actual constructive notice thereof, and shall deliver to Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

7.3.2 Collection of Award. Administrative Agent is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an “Award”) and to make any compromise, adjustment or settlement in connection with such Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Administrative Agent to expenses of collecting the Award and to discharge of the Debt. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in this Agreement. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of such Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt. Borrower shall cause any Award that is payable to Borrower to be paid directly to Administrative Agent for the benefit of the Lenders. Administrative Agent shall hold such Award in the Casualty/Condemnation Account and disburse such Award in accordance with the terms hereof.

7.4 Application of Proceeds or Award.

7.4.1 Application to Restoration. If an Insured Casualty or Condemnation occurs where (a) the loss is in an aggregate amount less than fifteen percent (15%) of the unpaid Principal, (b) in the reasonable judgment of Administrative Agent, the Property can be restored within six (6) months, and prior to six (6) months before the scheduled Maturity Date and prior to the expiration of the rental or business interruption insurance with respect thereto, to the Property’s pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt, (c) less than (i) thirty percent (30%), in the case of an Insured Casualty or (ii) fifteen percent (15%), in the case of a Condemnation, of the rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Insured Casualty or Condemnation; (d) Leases demising in the aggregate at least sixty-five (65%) of the total rentable space in the Property and in effect as of the date of the occurrence of such Insured Casualty or Condemnation remain in full force and effect during and after the completion of the Restoration (hereinafter defined); and (e) no Default or Event of Default shall have occurred and be then continuing, then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Administrative Agent), shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner set forth herein. Borrower shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Administrative Agent be obligated to apply the Proceeds or Award to reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) Borrower shall pay (and if required by Administrative Agent, Borrower shall deposit with Administrative Agent in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof; and (y) Administrative Agent shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents will be at least equal to the sum of the operating expenses and Debt Service and other reserve payments required hereunder, as reasonably determined by Administrative Agent.

7.4.2 Application to Debt. Except as provided in Section 7.4.1, any Proceeds and/or Award may, at the option of Administrative Agent in its discretion, be applied to the payment of (a) accrued but unpaid interest on the Note, (b) the unpaid

Principal and (c) other charges due under the Note and/or any of the other Loan Documents or any Secured Swap Agreement, or applied to reimburse Borrower for the cost of any Restoration, in the manner set forth in Section 7.4.3.

7.4.3 Procedure for Application to Restoration. If Borrower is entitled to reimbursement out of the Proceeds or an Award held by Administrative Agent, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Account upon Administrative Agent being furnished with (a) evidence satisfactory to Administrative Agent of the estimated cost of completion of the Restoration, (b) a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Administrative Agent, (c) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Administrative Agent’s judgment are required to complete the proposed Restoration, (d) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Administrative Agent may reasonably require and approve in Administrative Agent’s discretion, and (e) all plans and specifications for such Restoration, such plans and specifications to be approved by Administrative Agent prior to commencement of any work. Administrative Agent may, at Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Administrative Agent, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Administrative Agent by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Administrative Agent to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Provided no Default or Event of Default then exists, any surplus that remains out of the Proceeds held by Administrative Agent after payment of such costs of Restoration shall be paid to Borrower. Any surplus that remains out of the Award received by Administrative Agent after payment of such costs of Restoration shall, in the discretion of Administrative Agent, be retained by Administrative Agent and applied to payment of the Debt or returned to Borrower.

8. DEFAULTS

8.1 Events of Default. An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:

(a) any portion of the Debt is not paid in full when due on each Monthly Payment Due Date or otherwise, or Borrower shall fail to pay when due any payment required under Sections 2.16, 2.17, 2.18, 2.19 and 2.20, as applicable;

(b) any of the Taxes are not paid when due (unless Administrative Agent is paying such Taxes pursuant to Section 2.16), subject to Borrower’s right to contest Taxes in accordance with Section 5.2;

(c) the Policies are not kept in full force and effect, or are not delivered to Administrative Agent upon request;

(d) a Transfer other than a Permitted Transfer or violation of Section 5.25 occurs;

(e) any representation or warranty made by Borrower or Guarantor in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made;

(f) Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall generally not be paying its debts as they become due;

(g) a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor; or Borrower or Guarantor shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within sixty (60) days;

(h) Borrower breaches any covenant contained in Sections 5.1, 5.12.1(a) – (e), 5.13, 5.14, 5.15, 5.21, 5.22, 5.26, 5.28, 5.30, 5.33 or 5.36;

(i) except as expressly permitted hereunder, the actual or threatened alteration, improvement, demolition or removal of all or any portion of the Improvements without the prior express written consent of Administrative Agent;

(j) an Event of Default as defined or described elsewhere in this Agreement or in any other Loan Document occurs; or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or to permit Administrative Agent to accelerate the maturity of any portion of the Debt;

(k) a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

(l) a default or termination event, howsoever defined, with respect to Borrower and/or any of its Affiliates under any Secured Swap Agreement or Third Party Swap Agreement;

(m) a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten (10) business days after notice to Borrower (and Guarantor, if applicable) from Administrative Agent, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Administrative Agent in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed sixty (60) days;

(n) without limitation of the foregoing, a default or Event of Default occurs under any other agreement between or among Borrower or any Guarantor and Administrative Agent, including the LP Guarantor Credit Agreement; or

(o) Borrower or Guarantor ceases to be Solvent.

Notwithstanding the foregoing, nothing in this Section 8.1 shall modify or decrease the cure rights set forth in Section 5.3 or which may be set forth in the Guaranty, all of which shall be independent of and in addition to the cure rights set forth above. In addition, to the extent another Loan Document provides a notice or cure period different from the cure period provided in this Agreement, the longest of any such notice or cure period shall apply and control.

8.2 Remedies.

8.2.1 Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in paragraph (f) or (g) of Section 8.1) and at any time and from time to time thereafter, the obligations of the Lenders to advance amounts hereunder may be immediately terminated (and shall be immediately terminated upon the occurrence of an Event of Default described in paragraph (f) or (g) of Section 8.1) in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Administrative Agent may take such action on behalf of the Lenders, without notice or demand, that Administrative Agent deems advisable to protect and enforce the rights of the Lenders against Borrower and in and to the Property; including declaring the Debt to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges and any other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in paragraph (f) or (g) of Section 8.1, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding. Notwithstanding the foregoing, Secured Swap Agreements and Third Party Swap Agreements will only be terminated and accelerated in accordance with the terms thereof.

8.2.2 Remedies Cumulative. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent and the Lenders against Borrower under the Loan Documents or at law or in equity may be exercised by Administrative Agent on behalf and for the benefit of the Lenders at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Administrative Agent or the Lenders shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent or the Lenders permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (a) to the extent permitted by applicable Legal Requirements, neither Administrative Agent nor any Lender is subject to any “one action” or “election of remedies” law or rule, and (b) all Liens and other rights, remedies or privileges provided to Administrative Agent and the Lenders shall remain in full force and effect until Administrative Agent and the Lenders have exhausted all of their remedies against the Property, each Mortgage has been foreclosed, the Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. To the extent permitted by applicable Legal Requirements, nothing contained in any Loan Document shall be construed as requiring Administrative Agent or any Lender to resort to any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Administrative Agent and the Lenders may seek satisfaction out of the entire Property or any part thereof, in its discretion.

8.2.3 Severance. Without limiting the provisions of Section 11.25, Administrative Agent shall have the right from time to time to sever the Notes and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and liens as Lenders shall determine in their discretion for purposes of evidencing and enforcing its rights and remedies. Borrower shall execute and deliver to Administrative Agent and the Lenders from time to time, promptly after the request of Administrative Agent, a severance agreement and such other documents as Administrative Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Administrative Agent. Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof.

8.2.4 Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Administrative Agent or any Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Administrative Agent reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of a Mortgage to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Cash Management Accounts or any other collateral.

8.2.5 Administrative Agent’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Administrative Agent, without in any way limiting Administrative Agent’s right on behalf and for the account of the Lenders to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Administrative Agent on behalf and for the account of the Lenders may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Administrative Agent incurred or paid in connection therewith shall be payable by Borrower to Administrative Agent upon demand and if not paid shall be added to the Debt (and to the extent permitted under applicable Legal Requirements, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Administrative Agent shall have no obligation to send notice to Borrower of any such failure.

9. INTENTIONALLY OMITTED

10. ADMINISTRATIVE AGENT

10.1 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes Administrative Agent to act as its administrative agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent (which term as used in this sentence and in Section 10.5 and the first sentence of Section 10.6 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Lender have any fiduciary duty to Borrower or any other Lender;

(b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or any other document referred to or provided for therein or for any failure by Borrower or any other Person to perform any of its obligations thereunder;

(c) shall not be responsible for any action taken or omitted to be taken by it under any Loan Document or under any other document or instrument referred to or provided for therein or in connection therewith, except to the extent any such action taken or omitted violates Administrative Agent’s standard of care set forth in the first sentence of Section 10.5;

(d) shall not, except to the extent expressly instructed by the Majority Lenders with respect to collateral security under the Loan Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and

(e) shall not be required to take any action which is contrary to the Loan Documents or applicable Legal Requirements.

The relationship between Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on Administrative Agent any obligations other than those for which express provision is made herein or in the other Loan Documents. Administrative Agent may employ agents and attorneys, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys in fact or third parties selected by it in good faith. Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 11.20. Except to the extent expressly provided in Section 10.8, the provisions of this Article 10 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights as a third-party beneficiary of any of the provisions hereof and Administrative Agent and the Lenders may modify, amend or waive such provisions of this Article 10 in their sole and absolute discretion.

10.2 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

10.3 Defaults.

10.3.1 Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default unless Administrative Agent has received notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Lenders. Within ten (10) days of delivery of such notice of Default or Event of Default from Administrative Agent to the Lenders (or such shorter period of time as Administrative Agent determines is necessary), Administrative Agent and the Lenders shall consult with each other to determine a proposed course of action. Administrative Agent shall (subject to Section 10.7) take such action with respect to such Default or Event of Default as shall be directed by the Majority Lenders, provided that, (A) unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, including decisions (1) to make Protective Advances that Administrative Agent determines are necessary to protect or maintain the Property and (2) to foreclose on any of the Property or exercise any other remedy, with respect to such Default or Event of Default as it shall deem advisable in the interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the Lenders; provided, however, that no actions approved by the Majority Lenders shall violate the Loan Documents or applicable Legal Requirements. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Notes) other than through Administrative Agent. Administrative Agent shall advise the Lenders of all material actions which Administrative Agent takes in accordance with the provisions of this Section 10.3.1 and shall continue to consult with the Lenders with respect to all of such actions. Notwithstanding the foregoing, if the Majority Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent pursuant to this Section 10.3.1 shall be valid and binding on each Lender. All cash proceeds (other than cash proceeds subject to the provisions of Section 10.3.10) received from any enforcement actions, including the cash proceeds of a foreclosure sale of the Property, shall be applied, first, to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of Sections 10.3.2, 10.3.3, and 10.3.4 and 10.5 and to the payment of the Agency Fee and other servicing fees to the extent not paid by Borrower pursuant to Section 10.11, second, to the payment or reimbursement of the Lenders for expenses incurred in accordance with the provisions of Sections 10.3.2, 10.3.3, and 10.3.4 and 10.5; third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 10.3.2 or 10.3.7; fourth, pari passu to the Lenders in accordance with their respective Proportionate Shares, unless an Unpaid Amount is owed pursuant to Section 10.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid

Amount to the Special Advance Lender and to pay any indebtedness of Borrower under any Secured Swap Agreement provided by Administrative Agent or any Affiliate.

10.3.2 All losses incurred in connection with the Loans (including with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes), the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective Proportionate Shares of the Loan. The Lenders shall promptly, upon request by Administrative Agent, remit to Administrative Agent their respective Proportionate Shares of (i) any expenses incurred or to be incurred by Administrative Agent in connection with any Default to the extent any such expenses have not been paid by Borrower or Guarantor, (ii) any advances or disbursements made or to be made to pay Taxes (including special assessments or payments in lieu of real estate Taxes), maintenance costs, ground rent, insurance premiums or other items (including capital items) which Administrative Agent or Majority Lenders determine are necessary to preserve the Lien (or priority of the Lien) of the Mortgage from any intervening lien, forfeiture, casualty, loss, waste or other impairment, diminution or reduction in value (including, without limitation, the completion of any applicable alterations or improvements which have theretofore been commenced or are deemed necessary for the leasing, marketing or maintenance of the Property) or to preserve, protect, sell, operate, manage, lease, improve, maintain, repair, defend or dispose of the Property or any portion thereof), whether or not the amount necessary to be advanced for such purposes exceeds the amount of the Mortgage (all such advances, collectively, “Protective Advances”), (iii) any other expenses incurred in connection with the enforcement of the Mortgage or other Loan Documents, and (iv) any expenses incurred in connection with the consummation of the Loans not paid or provided for by Borrower. Protective Advances shall not exceed Five Hundred Thousand Dollars ($500,000.00) annually unless approved by the Majority Lenders in advance. Each Lender’s Proportionate Share of any Protective Advance shall constitute obligatory advances of that Lender under this Agreement, shall be payable by each Lender on demand by Administrative Agent and secured by the Loan collateral, and if unpaid by any Lender as set forth below, its Proportionate Share thereof shall bear interest at the rate applicable to such amount under the Loans or if no longer applicable, at the Base Rate. Administrative Agent shall notify each Lender in writing of its Proportionate Share of each Protective Advance. Upon receipt of notice from Administrative Agent of its making of a Protective Advance, each Lender shall make the amount of such Lender’s Proportionate Share of the Protective Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. (Administrative Agent’s Time) on the day Administrative Agent provides Lenders with notice of the making of such Protective Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m. (Administrative Agent’s Time).

10.3.3 If, at the direction of the Majority Lenders or otherwise as provided in Section 10.3.1, any action(s) is brought to collect on the Notes or enforce the Mortgage or any other Loan Document, such action shall (to the extent permitted under applicable

Legal Requirements and the decisions of the court in which such action is brought) be an action brought by Administrative Agent for the benefit of the Lenders, collectively, to collect on all or a portion of the Notes or enforce the Mortgage or any other Loan Document and counsel selected by Administrative Agent shall prosecute any such action on behalf of Administrative Agent and the Lenders, and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. If requested by Administrative Agent, each Lender shall join as a party in any such lawsuit or proceeding. The costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective Proportionate Shares.

10.3.4 If, at the direction of the Majority Lenders or otherwise as provided in Section 10.3.1, any action(s) is brought to foreclose the Mortgage, such action shall (to the extent permitted under applicable Legal Requirements and the decisions of the court in which such action is brought) be an action brought by Administrative Agent on behalf and for the benefit of the Lenders, collectively, to foreclose all or a portion of the Mortgage and collect on the Notes. Counsel selected by Administrative Agent shall prosecute any such foreclosure on behalf of Administrative Agent and the Lenders and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver, the conduct of such receivership, the conduct of such foreclosure action, the acceptance of a deed in lieu of foreclosure, the bid on behalf of Administrative Agent and the Lenders at the foreclosure sale of the Property, the manner of taking and holding title to the Property (other than as set forth in Section 10.3.5 below), the sale of the Property after foreclosure pursuant to Section 10.3.6, and the commencement and conduct of any deficiency judgment proceeding shall be made by Administrative Agent subject to this Article 10. The costs and expenses of foreclosure to the extent not paid by Borrower or Guarantor will be borne by the Lenders in accordance with their respective Proportionate Shares. If requested by Administrative Agent, each Lender shall join as a party in any such lawsuit or proceeding brought to foreclose the Mortgage and collect on the Notes.

10.3.5 If the Property (or any part thereof) is acquired by Administrative Agent or its nominee as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations, the title to the Property shall be held as required by the Majority Lenders and as acceptable to Administrative Agent provided title is held in an entity or structure which limits liability of the Lenders and is a “pass-through” entity or structure for income tax purposes, or, in the absence of such direction of the Majority Lenders, at the sole option of Administrative Agent, be held in the name of Administrative Agent, or a nominee or subsidiary of Administrative Agent, as administrative agent, for the ratable benefit of the Lenders, or a limited liability company of which Administrative Agent (or a nominee or subsidiary of Administrative Agent, as administrative agent, for the ratable benefit of the Lenders) is the manager and the Lenders (or their permitted assignees) are the members in proportion to their Proportionate Shares, which shall be formed pursuant to a form of limited liability company agreement approved by Administrative Agent and the Majority Lenders prior to the completion of such foreclosure, which agreement shall include provisions in all material respects similar to this Section 10.3.5 and Article 10 in relation to the duties, rights and immunities of Administrative Agent (or a nominee or subsidiary of Administrative Agent, in its capacity as the manager thereunder) and rights and obligations of the Lenders. In the event any Lender fails to execute and deliver such agreement in accordance with and after written request therefor from Administrative Agent, each such Lender hereby grants to Administrative Agent a power of attorney to execute and deliver such agreement on its behalf and to take on its behalf any other actions as may reasonably be required to form and qualify such company, which power of attorney is coupled with an interest and irrevocable.

10.3.6 Administrative Agent shall prepare for the approval of the Majority Lenders a recommended course of action for the Property (a “Post-Foreclosure Plan”). Subject to its standard of care contained herein, Administrative Agent (or a nominee or subsidiary of Administrative Agent, as administrative agent, for the account of, and ratable benefit of, the Lenders) shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Property acquired, and shall administer all transactions relating thereto, substantially in accordance with the Post-Foreclosure Plan, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of the Property, and the collecting of rents and other sums from the Property and paying the expenses of the Property. Once approved by the Majority Lenders, Administrative Agent shall use commercially reasonable efforts, consistent with its standard of care contained in this Article 10, to operate and maintain the Property in accordance with the Post-Foreclosure Plan in all material respects (subject to the effect of force majeure events, fire, earthquake, floods, explosion, actions of the elements, other accidents or casualty, declared or undeclared war, riots, mob violence, acts of terrorism, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, the effect of orders of Governmental Authorities, laws, rules, regulations or other cause beyond the reasonable control of Administrative Agent) and shall be authorized to make expenditures and pay expenses in accordance with the Post-Foreclosure Plan. It is understood and agreed that Administrative Agent is not warranting that the results contemplated by the Post-Foreclosure Plan shall be realized. If the Majority Lenders shall fail to approve of the proposed Post-Foreclosure Plan, however, the following shall apply: (i) if the proposed Post-Foreclosure Plan is the initial Post-Foreclosure Plan, then Administrative Agent, on behalf of the Lenders, may approve an interim plan to govern the operations of the Property until the Majority Lenders approve the first plan; and, (ii) if the proposed Post-Foreclosure Plan is other than the plan referred to in the preceding clause (i), then the Property shall be operated under the most recent Post-Foreclosure Plan until a new Post-Foreclosure Plan shall be approved by the Majority Lenders, subject to adjustments as Administrative Agent shall deem appropriate to take into account emergency or serious maintenance situations at the Property, any tenant improvement costs and leasing commissions for leases executed after approval of the most recently approved budget and any expenditures for the Property required by applicable Legal Requirements, which, if not made, may result in the imposition of a fine or penalty or other sanction against the Lenders, Administrative Agent or entity that holds title to the Property for the benefit of the Lenders. Administrative Agent shall not make any material changes to the approved Post-Foreclosure Plan without the consent of the Majority Lenders.

10.3.7 Upon demand therefor from time to time, each Lender shall contribute its Proportionate Share of all costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Property. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a periodic basis (but in any event once per calendar quarter), an income and expense statement for the Property, and each Lender shall promptly contribute its Proportionate Share of any operating loss for the Property, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan.

10.3.8 To the extent there is net operating income from the Property, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders in accordance with Section 10.3.10.

10.3.9 The Lenders acknowledge and agree that if title to the Property is obtained by Administrative Agent or its nominee or limited liability company as provided above, the Property will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with the Post-Foreclosure Plan as soon as practicable. Administrative Agent shall undertake to sell the Property, at such price and upon such terms and conditions as the Majority Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of the Property in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee; provided, however, that purchase money financing shall not be provided in connection with the disposition of the Property without the prior consent of each Lender. If purchase money financing is so provided, then, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights and obligations of Administration Agent and the rights and obligations of the Lenders in the same Proportionate Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable and shall contain such other terms and conditions as may be satisfactory to each of the Lenders.

10.3.10 All cash proceeds received with respect to the Property after so acquiring title to or taking possession of the Property, including cash proceeds from the rental, operation and management of the Property and the proceeds of a sale of the Property, shall be applied, first, to the payment of the Agency Fee to the extent not paid by Borrower pursuant to Section 10.11 and any unpaid Servicing Fees and to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of this Article 10 or for any other sums then due to Administrative Agent hereunder; second, to the payment of operating expenses with respect to the Property; third, to the establishment of reasonable reserves for the operation of the Property, including, without limitation, to fund any capital improvement, leasing and other reserves; fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 10.3.2 or 10.3.7; fifth, in accordance with clauses first through fourth of Section 10.3.1; and sixth, pari passu to the Lenders in accordance with their respective Proportionate Shares on account of all sums due and unpaid under the Loan Documents, unless an Unpaid Amount is owed pursuant to Section 10.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.

10.3.11 Special Servicing.

(a) Notwithstanding anything to the contrary herein, Administrative Agent may resign as Administrative Agent hereunder unless, within thirty (30) days after the occurrence of a Special Servicing Event, Administrative Agent and the Lenders have reached an agreement with respect to the fees (collectively, the “Servicing Fees”) that would be payable to Administrative Agent for servicing, special servicing and administering the Loans after such Special Servicing Event and during the continuation thereof and for administration of the ownership, operation and management of the Property during any period of time that the Property is owned by Administrative Agent or its nominee or other entity pursuant to Section 10.3.5 as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure. Such Servicing Fees shall be payable in accordance with a separate agreement to be entered into by Administrative Agent and the Lenders. In all events, the Agency Fee shall continue to be payable to Administrative Agent until the Loan has been fully repaid, all collateral for the Loan has been disposed of and proceeds thereof distributed and all services of Administrative Agent hereunder have terminated.

(b) In the event Administrative Agent resigns as permitted above, then the Majority Lenders shall have the right to appoint a successor Administrative Agent which (A) satisfies the requirements of Section 10.8 or (B) is a Qualified Special Servicer, within thirty (30) days after such resignation. Until such successor Administrative Agent is so appointed, any decisions, determinations, consents, approvals, or other actions required to be provided or made by Administrative Agent under any of the Loan Documents shall be deemed to be effective only if approved by the Majority Lenders. If the Majority Lenders have not appointed such a successor Administrative Agent within such thirty (30) day period, then the resigning Administrative Agent may (on behalf of the Lenders) appoint a successor Administrative Agent that satisfies the requirements of Section 10.8 or is a Qualified Special Servicer. Whether the Qualified Special Servicer is appointed by the Majority Lenders or by the resigning Administrative Agent, the Lenders shall pay the Servicing Fees required by such successor Administrative Agent in accordance with a separate agreement with such successor Administrative Agent.

(c) The time periods within which Administrative Agent is required to act in this Article 10 shall be tolled, commencing on the thirtieth day after the occurrence of a Special Servicing Event, and continuing until ten (10) Business Days after a replacement Administrative Agent has been appointed pursuant to this Section 10.3.11 or Administrative Agent and the Lenders have reached an agreement regarding the Servicing Fees.

(d) As used in this Section 10.3.11, the following terms have the meanings assigned below:

(i) “Qualified Special Servicer” means a nationally recognized commercial mortgage loan servicer which (i) has the minimum rating required of a special servicer in the case of Fitch, (ii) is on the S&P list of approved special servicers in the case of S&P and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

(ii) “Special Servicing Event” means (i) the occurrence of any Event of Default of which Administrative Agent has given notice thereof to the Lenders pursuant to Section 10.3.1 or (ii) the receipt by Administrative Agent of a notice of an Event of Default from any Lender pursuant to Section 10.3.1.

10.4 Rights as a Lender. With respect to its Commitment and the Loans made by it, BankUnited (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. BankUnited (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, enter into any Secured Swap Agreement or other “swap agreement” as defined in 11 U.S.C. 101 with, make investments in and generally engage in any kind of lending, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and without providing to the Lenders any opportunity to review or approve of any decisions to be made by it with respect thereto and BankUnited and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders. Further, Administrative Agent and any affiliate may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, BankUnited or its affiliates may receive information regarding Borrower, other loan parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.

10.5 Standard of Care; Indemnification. Notwithstanding anything to the contrary contained in the Loan Documents or this Article 10, in performing its duties under the Loan Documents, Administrative Agent will exercise the same degree of care as it normally exercises in connection with real estate loans that it syndicates and administers, but Administrative Agent shall have no further responsibility to any Lender except for its own gross negligence or willful misconduct which results in actual loss to such Lender, and, except to such extent, Administrative Agent shall have no responsibility to any Lender. The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Section 5.28, but without limiting the obligations of Borrower under Section 5.28) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including any of the foregoing that arise from any claims or assertions of any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrower is obligated to pay under Section 5.28, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or any action taken or omitted by Administrative Agent under the Loan Documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.5. Without limiting the generality of the foregoing, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to Administrative Agent) incurred by Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by Administrative Agent to enforce the terms of the Loan Documents and/or collect any obligation of Borrower hereunder, any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders, and any claim or suit brought against Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of Administrative Agent notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse Administrative Agent for any of the foregoing amounts following payment by any Lender to Administrative Agent in respect of such amount pursuant to this Section 10.5, then Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment in accordance with each such Lender’s respective Proportionate Share.

10.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by Administrative Agent hereafter taken, including any review of the affairs of Borrower or Affiliate of Borrower, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender. Each Lender, for itself, agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. Subject to the provisions of the first sentence of Section 10.5, Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Property or the books of Borrower or any of its Affiliates. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent hereunder or as otherwise agreed by Administrative Agent and the Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any of its Affiliates that may come into the possession of Administrative Agent or any of its Affiliates. Without limiting the foregoing, Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall, except as expressly set forth herein and in the other Loan Documents, have no obligation whatsoever to the Lenders or to any other Person to assure that the Property exists or is owned by Borrower or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Article 10 or in any of the Loan Documents, it being understood and agreed that in respect of the Property, or any act, omission or event related thereto, Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for actual loss to the extent resulting from its gross negligence or willful misconduct that results in actual loss to a Lender.

10.7 Failure to Act. Except for action expressly required of Administrative Agent hereunder, and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

10.8 Resignation of Administrative Agent. Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower and such resignation shall be effective as of the date indicated in such notice. The Majority Lenders may remove Administrative Agent at any time for gross negligence or willful misconduct by giving at least thirty (30) Business Days’ prior written notice and cure period to Administrative Agent, Borrower and all other Lenders if such gross negligence or willful misconduct is not cured by Administrative Agent within such cure period. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent that shall be a Person that meets the qualifications of an Eligible Institution. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or its receipt of notice of removal, then the retiring or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent; provided that if Administrative Agent shall notify Borrower and the Lenders that no Person has accepted such appointment within such thirty (30) day period, then Administrative Agent’s resignation or removal shall nonetheless become effective and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any collateral security held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security (and be entitled, with respect thereto, to all of the rights of Administrative Agent hereunder) until such time as a successor Administrative Agent is appointed and has accepted such collateral security); (2) all payments and communications provided to be made to or through Administrative Agent shall instead be made to each Lender directly in accordance with its applicable Proportionate Share; and (3) all determinations, approvals and communications provided to be made by Administrative Agent shall instead be made by the Majority Lenders (except for such determinations, approvals and communications as are required pursuant to the provisions of Section 10.9 to be made by each of the Lenders or by each affected Lender in which case such determinations, approvals and communications shall be made by each Lender or each affected Lender, as applicable, directly), until such time as the Majority Lenders appoint a successor Administrative Agent and such successor accepts such appointment as provided for above in this Section. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring (or retired) or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 10.8). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. During the period from the delivery by Administrative Agent of its notice of resignation until the effectiveness of its discharge from its duties and obligations hereunder, and at all times thereafter, the provisions of this Article and Sections 5.28, 5.29, 11.13 and 11.24 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and during any period following its resignation as Administrative Agent pending the acceptance by a successor Administrative Agent of its appointment as Administrative Agent hereunder.

10.9 Consents Under Loan Documents. Except as otherwise provided in this Agreement, Administrative Agent may (without any Lender’s consent) give or withhold its agreement to any amendments of the Loan Documents or any waivers or consents in respect thereof or exercise or refrain from exercising any other rights or remedies which Administrative Agent may have under the Loan Documents or otherwise provided that such actions do not, in Administrative Agent’s reasonable judgment, materially adversely affect the value of any collateral, taken as a whole, or represent a departure from Administrative Agent’s standard of care described in Section 10.5. Any other amendment, waiver or consent, to be effective, shall require the consent or agreement in writing of the Majority Lenders and Administrative Agent, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, neither Administrative Agent nor the Majority Lenders shall agree to the following (provided that no Lender’s consent shall be required for any of the following which are otherwise required or contemplated under the Loan Documents):

(a) increase the Commitment of any Lender (provided that no such increase shall be deemed to result from the operation of the provisions of this Agreement which contain indemnification obligations of such Lender or obligations of such Lender with respect to the funding of Protective Advances or other sums as more fully provided in Sections 10.3.2, 10.3.4, 10.3.7, 10.5 and 10.12 hereof) without the consent of each Lender affected thereby;

(b) reduce the principal amount of the Loans or reduce the interest rate thereon (exclusive of interest at the Default Rate to the extent it is in excess of interest at the non-Default Rate) or reduce any extension fee payable pursuant to Section 2.8.1(e) and/or (f) without the consent of each Lender affected thereby;

(c) extend any stated payment date for principal of or interest on the Loans payable to any Lender (other than extension of the date for any mandatory prepayment) or waive any material condition to the extension of the Maturity Date provided for in Section 2.8 without the consent of each Lender affected thereby;

(d) release Borrower, any Guarantor or any other party from liability under the Loan Documents (except for any assigning Lender pursuant to Section 11.20 and any resigning Administrative Agent pursuant to Section 10.8 and provided that any decision to waive or modify any affirmative, negative or financial covenant shall not be deemed a “release” for these purposes and may be granted by the Majority Lenders, and any decision to waive or release Guarantor from liability with respect to its exposure under the Guaranty of Recourse Obligations for the matters referenced in Section 1.01 thereof may be granted by the Majority Lenders) without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release Borrower and Guarantor (A) as expressly provided in the Loan Documents and (B) upon payment of the Loan in full in accordance with the terms of the Loan Documents);

(e) release or subordinate in whole or in part any material portion of the collateral given as security for the Loans without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release any Lien covering the collateral under the Mortgage and other Loan Documents (A) as expressly provided in the Loan Documents and (B) upon payment of the Loan in full in accordance with the terms of the Loan Documents);

(f) modify any of the provisions of this Section 10.9, the definition of “Majority Lenders” or any other provision in the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the consent of each Lender;

(g) modify the terms of any Event of Default without the consent of each Lender; or

(h) consent to (i) the sale, transfer or encumbrance by Borrower of any portion of the Property (or any interest therein) or any direct or indirect ownership interest therein, except as otherwise provided in Section 5.25 and (ii) the incurrence by Borrower of any additional indebtedness secured by the Property, in each case to the extent such consent is required under the Loan Documents (and subject to any standard of reasonability set forth therein) without the consent of each Lender.

Notwithstanding anything to the contrary contained in this Agreement, (w) any modification or supplement of Article 10, or of any of the rights or duties of Administrative Agent hereunder, shall require the consent of Administrative Agent, (x) any modification or supplement of any rights or obligations in respect of any Secured Swap Agreement shall require the consent of Administrative Agent; (y) any modification or supplement of any rights or obligations in respect of Sole Lead Arranger or Sole Bookrunner shall require the consent of Sole Lead Arranger or Sole Bookrunner, respectively; and (z) Administrative Agent and Borrower are hereby authorized to enter into modifications or amendments to the Loan Documents which are ministerial in nature, including the preparation and execution of Uniform Commercial Code forms, Assignments and Assumptions and subordination and non-disturbance agreements with tenants at the Property. If Administrative Agent solicits any consents or approvals from the Lenders under any of the Loan Documents, each Lender shall within ten (10) Business Days of receiving such request, give Administrative Agent written notice of its consent or approval or denial thereof; provided that, if any Lender does not respond within such ten (10) Business Days, such Lender shall be deemed to have authorized Administrative Agent to vote such Lender’s interest with respect to the matter which was the subject of Administrative Agent’s solicitation as Administrative Agent elects. Any such solicitation by Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing as to which such consent or approval is requested and shall include Administrative Agent’s recommended course of action or determination in respect thereof.

10.10 Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform in accordance with the terms of each of the Loan Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in such Loan Documents. Borrower shall be entitled to rely on all written agreements, approvals and consents received from Administrative Agent as being that also of the Lenders, without obtaining separate acknowledgment or proof of authorization of same.

10.11 Agency Fee. So long as the Commitments are in effect and until payment in full of all obligations under this Agreement, the Notes and the other Loan Documents, Borrower shall pay to Administrative Agent, for its sole account, the Agency Fee in accordance with the Fee Letter. The Agency Fee shall be payable on the date hereof and annually on each anniversary of the date hereof pursuant to the Fee Letter. Borrower agrees that, once paid, the Agency Fee or any part thereof payable hereunder shall not be refundable under any circumstances.

10.12 Defaulting Lenders.

10.12.1 Generally. A Lender shall be a “Defaulting Lender” hereunder if it (a) shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or (ii) pay its Proportionate Share of any advance pursuant to Sections 10.3.2, 10.3.4 or 10.3.7 or any Protective Advance, or any advance otherwise made or requested by Administrative Agent to be made in connection with the exercise by Administrative Agent of any of its remedies hereunder, or of any indemnification payment required pursuant to Section 10.5, and such failure shall continue for a period of two (2) Business Days following the delivery of written notice thereof by Administrative Agent to such Lender; (b) shall assign or transfer its interest hereunder or in or to its Loan or Commitment in violation of Section 11.20; (c) shall exercise any rights of set-off in violation of Section 11.21; (d) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (e) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by Administrative Agent and Borrower); or (f) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to each Borrower and each Lender. If for any reason a Lender fails to make timely payment to Administrative Agent of any amount required to be paid to Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which Administrative Agent or Borrower may have under the immediately preceding provisions or otherwise, Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by Administrative Agent and either applied against the purchase price of such Loan under the following Section 10.12.2 or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

10.12.2 Purchase or Cancellation of Defaulting Lender’s Commitment. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to Administrative Agent and Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the respective Commitments of the Lenders exercising such right. If after such fifth (5th) Business Day, the Lenders have not elected to acquire all of the Commitments of such Defaulting Lender, then Borrower may (but shall not be obligated to), by giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an assignee subject to and in accordance with the provisions of Section 11.20 for the purchase price provided for below. Upon any such assignment, the Defaulting Lender’s interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 11.20, shall pay to Administrative Agent an assignment fee in the amount of $10,000. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loan outstanding and owed by Borrower to the Defaulting Lender plus interest thereon, accrued fees and all other amounts payable to such Defaulting Lender hereunder and under the other Loan Documents. Prior to payment of such purchase price to a Defaulting Lender, Administrative Agent shall apply against such purchase price any amounts retained by Administrative Agent pursuant to the last sentence of the immediately preceding Section 10.12.1.

10.12.3 Optional Advance by Lender of Defaulting Lender’s Proportionate Share. If a Defaulting Lender shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or (ii) pay its Proportionate Share of a Protective Advance, any of the other Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender’s Loan or Proportionate Share of such advance, provided that such Lender gives the Defaulting Lender and Administrative Agent prior notice of its intention to do so. The right to make such advances in respect of the Defaulting Lender shall be exercisable first by the Lender holding the greatest Proportionate Share and thereafter to each of the Lenders in descending order of their respective Proportionate Shares of the Loans or in such other manner as the Majority Lenders (excluding the Defaulting Lender) may agree on. Any Lender making all or any portion of the Defaulting Lender’s Proportionate Share of the applicable Loan or advance in accordance with the foregoing terms and conditions shall be referred to as a “Special Advance Lender”.

10.12.4 Special Advance Lender. In any case where a Lender becomes a Special Advance Lender, the Special Advance Lender shall be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender’s respective Loan to the extent of the amount so advanced or disbursed (the “Advanced Amount”) bearing interest (including interest at the Default Rate, if applicable). It is expressly understood and agreed that each of the respective obligations under this Agreement and the other Loan Documents, including advancing Loans, losses incurred in connection with the Loan, costs and expenses of enforcement, advancing to preserve the Lien of the Mortgage or to preserve and protect the Property, shall be without regard to any adjustment in the Proportionate Shares occasioned by the acts of a Defaulting Lender. The Special Advance Lender shall be entitled to an amount (the “Unpaid Amount”) equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand. The Defaulting Lender shall have the right to repurchase the senior participation in its Loan from the Special Advance Lender, pro rata if there is more than one Special Advance Lender, at any time by the payment of the Unpaid Amount.

10.12.5 Notice Requirements. A Special Advance Lender shall (i) give notice to the Defaulting Lender, Administrative Agent and each of the other Lenders (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advanced Amount and the percentage of the Special Advance Lender’s senior participation in the Defaulting Lender’s Loan and (ii) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender and Administrative Agent of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender’s senior participation. Provided that Administrative Agent has received notice of such participation, Administrative Agent shall have the same obligations to distribute interest, principal and other sums received by Administrative Agent with respect to a Special Advance Lender’s senior participation as Administrative Agent has with respect to the distribution of interest, principal and other sums under this Agreement; and at the time of making any distributions to the Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender’s senior participation in the Defaulting Lender’s Loan out of the Defaulting Lender’s share of any such distributions.

10.12.6 Special Advance Lender’s Rights to Sums Paid to Defaulting Lender. A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents or in connection with the realization of the security therefor until the Unpaid Amount is fully repaid. Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of the Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.

10.12.7 Defaulting Lender’s Indemnification of Administrative Agent and Lenders. Each Defaulting Lender shall indemnify, defend and hold Administrative Agent, the Borrower and each of the other Lenders harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses and interest at the Default Rate) which they may sustain or incur by reason of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents. Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of Section 10.12.3 above, set-off against any payments due to such Defaulting Lender for the claims of Administrative Agent, the Borrower and the other Lenders pursuant to this indemnity.

10.12.8 Subordination of Rights of Defaulting Lender. Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Proportionate Share of any advance described in Sections 10.3.2, 10.3.4, 10.3.7 or 10.5 or prior Loan disbursement which was previously a Non-Pro Rata Advance (including through the funding thereof on its behalf by a Special Advance Lender), or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Proportionate Share (including through the funding thereof on its behalf by a Special Advance Lender) (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Proportionate Shares of the Loan (recalculated for purposes hereof to exclude the Defaulting Lender’s Proportionate Share of the Loan), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrower under this Agreement. The provisions of this paragraph shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Majority Lenders or all Lenders. The failure of any Defaulting Lender to timely receive any amounts otherwise payable to such Defaulting Lender under this Agreement or the other Loan Documents on account of the provisions of this paragraph shall not constitute a Default or Event of Default.

10.12.9 Removal of Rights. A Defaulting Lender shall have no voting rights or rights to grant any consent or approval whatsoever under this Agreement or any other Loan Documents (including, without limitation, under Section 10.9 of this Agreement) and shall not be considered in the calculation of “Majority Lenders” so long as it is a Defaulting Lender. This Section shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default with the consent of the non-Defaulting Lenders. Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any consent, approval or other action granted, taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under any Loan Document which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver.

10.13 Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender (other than Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

10.14 Transfer of Agency Function. Without the consent of Borrower or any Lender, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its Affiliates or offices wherever located in the United States; provided that Administrative Agent shall promptly notify Borrower and the Lenders thereof.

10.15 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code, as amended from time to time, or other similar debtor relief laws or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Section 2.2 and Section 5.28) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims for the account of the Lenders and to distribute the same in accordance with this Agreement;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.2 and Section 5.28.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

10.16 USA Patriot Act Notice; Compliance. In order for Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, Administrative Agent may request, and such Lender shall provide to Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent to comply with federal law.

10.17 Several Obligations; No Liability, No Release. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loans or reimbursements for other Lender Funding Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Proportionate Shares. Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to Borrower or any other person for any failure by any other Lender to fulfill its obligations to make advances of the Loans or reimbursements for other Lender Funding Amounts, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein. The failure of any Lender to pay to Administrative Agent its Proportionate Share of a Lender Funding Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Proportionate Share of such Lender Funding Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Proportionate Share of the Lender Funding Amount. In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Proportionate Share of such Lender Funding Amounts regardless of (i) the occurrence of any Event of Default hereunder or under any Loan Document; (ii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (iii) any bankruptcy, insolvency or other like event with regard to Borrower or any Guarantor. The obligation of Lenders to pay to such Lender Funding Amounts are in all regards independent of any claims between Administrative Agent and any Lender.

10.18 No Reliance on Administrative Agent's Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower or any other loan parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Law.

10.19 [Reserved].

10.20 Arranger; Bookrunner. Anything herein to the contrary notwithstanding, neither the Sole Lead Arranger nor the Sole Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

10.21 Return of Payments.

(a) Each Lender hereby agrees that (x) if Administrative Agent notifies such Lender that Administrative Agent has determined in its sole discretion that any funds received by such Lender from Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to Administrative Agent at the greater of the federal funds rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of Administrative Agent to any Lender under this Section 10.21 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify Administrative Agent of such occurrence and, upon demand from Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to Administrative Agent at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Borrower and each Guarantor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any Guarantor; provided, however, this Section 10.21 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrower or any Guarantor relative to the amount (or timing for payment) of the Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further, that immediately preceding clauses (x) and (y) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), Borrower or any Guarantor for the purpose of a payment on the Obligations.

(d) Each party’s obligations under this Section shall survive the resignation or replacement of Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

11. MISCELLANEOUS

11.1 Recourse.

(a) The Loan shall be full recourse to Parent Borrower. Further, Administrative Agent and the Lenders shall have the right to (a) proceed against Parent Borrower or any Guarantor under the Environmental Indemnity, or to proceed against any Guarantor under the Guaranty, (b) name Parent Borrower or any Guarantor in any foreclosure or similar legal action to the extent necessary to enforce Administrative Agent and the Lenders’ rights under the Loan Documents, and/or (c) obtain injunctive relief against Parent Borrower, any Guarantor, any Affiliate or other Person, or maintain any suit or action in connection with the preservation, enforcement or foreclosure of any Lien now or hereafter securing any indebtedness or obligations of Parent Borrower under this Agreement or the other Loan Documents. Notwithstanding the foregoing, neither Administrative Agent nor Lender shall take any action against GSI Guarantor until Administrative Agent or Lender, as applicable, pursues its rights and remedies against Borrower for no less than 120 days after the occurrence of the applicable Event of Default. For certainty, the remainder of this Section 11.1 below shall not apply to Parent Borrower.

(b) Subject to the qualifications below, neither Administrative Agent nor any Lender shall enforce the liability and obligation of Property-Owning Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Property-Owning Borrower, except that Administrative Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent and the Lenders to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents or any other collateral given to Lenders pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Property-Owning Borrower only to the extent of Property-Owning Borrower’s interest in the Property, in the Rents and in any other collateral given to Lenders, and neither Administrative Agent nor any Lender shall sue for, seek or demand any deficiency judgment against Property-Owning Borrower in any such action or proceeding under or by reason of or under or in connection with any Loan Document. The provisions of this Section 11.1(b) shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (ii) impair the right of Administrative Agent or any Lender to name Property-Owning Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Administrative Agent or the Lenders thereunder; (iv) impair the right of Administrative Agent to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases and Rents; (vi) constitute a prohibition against Administrative Agent or any Lender to commence any other appropriate action or proceeding in order for Lenders to fully realize the security granted by the Mortgage or to exercise its remedies against the Property; (vi) limit any rights of Administrative Agent and/or the Lenders under the guaranty delivered by the Guarantor in connection with the Loan; or (vii) constitute a waiver of the right of Administrative Agent or any Lender to enforce the liability and obligation of Property-Owning Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Administrative Agent or any Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Property-Owning Borrower for any or all of the following being referred to herein as “Property-Owning Borrower’s Recourse Liabilities”):

(c) fraud or material misrepresentation by Property-Owning Borrower or Guarantor in connection with obtaining the Loan;

(d) any act or omission of Property-Owning Borrower, Guarantor, or any Affiliate of Property-Owning Borrower or Guarantor or any of their respective agents or representatives which results in physical waste of the Property or any portion thereof, or after an Event of Default the removal or disposal of any portion of the Property or damage or destruction to the Property caused by the acts or omissions of Property-Owning Borrower, its agents, employees or contractors;

(e) any Proceeds paid by reason of any Insured Casualty or any Award received in connection with a Condemnation or other sums or payments attributable to the Property not applied in accordance with the provisions of the Loan Documents (except to the extent that Property-Owning Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments);

(f) all Rents of the Property received or collected by or on behalf of Property-Owning Borrower during the continuance of an Event of Default and not applied to payment of the Debt, or to the payment of actual and reasonable operating expenses of the Property, as they become due or payable (except to the extent that such application of such funds is prevented by bankruptcy, receivership, or similar judicial proceeding in which Property-Owning Borrower is legally prevented from directing the disbursement of such sums);

(g) misappropriation (including failure to turn over to Administrative Agent on demand following an Event of Default) of tenant security deposits and rents collected in advance, or of funds held by Property-Owning Borrower for the benefit of another party;

(h) the failure to pay Taxes (unless Administrative Agent is paying such Taxes pursuant to Section 2.16 and Borrower has fully complied with the terms of such Section);

(i) the breach of any representation, warranty, covenant or indemnification in any Loan Document concerning Environmental Laws or Hazardous Substances;

(j) the gross negligence or willful misconduct of Property-Owning Borrower, any Guarantor, or any Person that Controls Property-Owning Borrower or any Guarantor;

(k) the commission of a criminal act by Property-Owning Borrower, any Guarantor, or any Person that Controls or owns any direct or indirect interest in Property-Owning Borrower or any Guarantor, or any employee or agent of the foregoing related to conduct during the course of their roles as employees or agents;

(l) Property-Owning Borrower’s failure to maintain insurance as required by this Agreement (unless Administrative Agent is paying insurance premiums on Property-Owning Borrower’s behalf pursuant to Section 7.1.2 of this Agreement or otherwise and Borrower has fully complied with the terms of such Section);

(m) Property-Owning Borrower’s failure to pay for any loss, liability or expense (including attorneys’ fees) incurred by Administrative Agent or any Lender arising out of any claim or allegation made by Property-Owning Borrower, its successors or assigns, or any creditor of Property-Owning Borrower, that this Agreement or the transactions contemplated by the Loan Documents establish a joint venture, partnership or other similar arrangement between Property-Owning Borrower, Administrative Agent and any Lender;

(n) any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents;

(o) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property unless such charges are the subject of a bona fide dispute in which Property-Owning Borrower is contesting the amount or validity thereof; or

(p) a breach of the covenants set forth in Section 4.13 hereof where there has not been a substantive consolidation of Property-Owning Borrower into another entity or Person.

Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) neither Administrative Agent nor any Lender shall be deemed to have waived any right which Administrative Agent and the Lenders may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Administrative Agent’s and the Lenders’

agreement not to pursue personal liability of Property-Owning Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Property-Owning Borrower in the event that one or more of the following occurs (each, a “Springing Recourse Event”): (i) an Event of Default described in Section 8.1(d) shall have occurred or (ii) a breach of the covenants set forth in Section 4.13 hereof that results in substantive consolidation of Property-Owning Borrower into another entity or Person, or (iii) the occurrence of any condition or event described in either Section 8.1(f) or Section 8.1(g) and, with respect to such condition or event described in Section 8.1(g), either Property-Owning Borrower, Guarantor or any Person owning an interest (directly or indirectly) in Property-Owning Borrower or Guarantor consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event or fails to contest such condition or event, or (iv) Property-Owning Borrower creates, incurs, assumes, permits or suffers to exist any Lien on all or any portion of the Property or any direct or indirect legal or beneficial ownership interest in Property-Owning Borrower, excepting only the Permitted Encumbrances, or incurs any indebtedness other than the Permitted Indebtedness or (v) an act or omission of any of Property-Owning Borrower or Guarantor or Affiliate of Property-Owning Borrower or Guarantor which hinders, delays or interferes with Administrative Agent’s or any Lender’s enforcement of its rights hereunder or under any other Loan Document or the realization of the collateral, including the assertion by any of Property-Owning Borrower or Guarantor of defenses or counterclaims.

Lenders acknowledge that as of the date of this Agreement, Borrower does not own the Post-Closing Property and therefore Lenders agree that each Borrower acquiring a Post-Closing Property shall not be deemed to be a Property-Owning Borrower and no Springing-Recourse Event can occur with respect to the Post-Closing Property until such time as such Borrower acquires the Post-Closing Property and Lenders fund the Future Advance Amount of the Loan.

11.2 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan whose fees shall be paid by Borrower pursuant to a separate agreement. Borrower shall indemnify and hold Administrative Agent and the Lenders harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 11.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

11.3 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lenders of the Loan and the execution and delivery to Lenders of the Notes, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. All Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Administrative Agent and respective Lenders.

11.4 Administrative Agent’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Administrative Agent exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Administrative Agent or is to be in Administrative Agent’s discretion, the decision of Administrative Agent to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Administrative Agent’s discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent and shall be final and conclusive..

11.5 Governing Law.

(a) THIS AGREEMENT, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY, PERFORMANCE AND THE OBLIGATIONS ARISING HEREUNDER, AND ANY AND ALL CLAIMS RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OR CHOICE OF LAWS, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE DEBT.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, STATE OF NEW YORK AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT GREYSTONE & CO., ATTN: GENERAL COUNSEL AT 152 WEST 57TH STREET, 60TH FLOOR, NY, NY 10019, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS

OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK COUNTY, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK COUNTY, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

11.6 Modification, Waiver in Writing. Subject as among the Lenders and Administrative Agent to Section 10.9, no modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Administrative Agent or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, neither Administrative Agent nor any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

11.7 Trial by Jury. BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

11.8 Headings, Schedules and Exhibits. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules, Exhibits and any other addenda or attachments attached hereto are hereby incorporated fully into this Agreement by this reference as a substantive part of this Agreement with the same force and effect as if set forth in the body hereof.

11.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.10 Preferences. Upon the occurrence and continuance of an Event of Default, Administrative Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Administrative Agent for the account of the Lenders, or Administrative Agent receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

11.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Administrative Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Administrative Agent with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Administrative Agent to Borrower.

11.12 Remedies of Borrower. If a claim or adjudication is made that Administrative Agent or any of its agents has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Administrative Agent or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Administrative Agent nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Administrative Agent has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower specifically waives any claim against Administrative Agent and its agents with respect to actions taken by Administrative Agent or its agents on Borrower’s behalf.

11.13 Prior Agreements. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

11.14 Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Administrative Agent, the Lenders or their respective agents, including Servicer, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Administrative Agent or any Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

11.15 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Administrative Agent, any Lender or any Affiliate of Administrative Agent or any Lender or a Loan purchaser, shall be subject to the prior express written approval of Administrative Agent, other than any public filings or disclosures required by or otherwise filed with the Securities and Exchange Commission. Administrative Agent shall have the right to issue any of the foregoing without Borrower’s approval.

11.16 No Usury. Borrower and Lenders intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lenders to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 11.16 shall control every other agreement in the Loan Documents. If the applicable Legal Requirements (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Administrative Agent’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable Legal Requirements, then it is Borrower’s and Lenders’ express intent that all excess amounts theretofore collected by Administrative Agent for the accounts of the respective Lenders shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable Legal Requirements, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Administrative Agent and the Lenders for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable Legal Requirements, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

11.17 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

11.18 No Third Party Beneficiaries. The Loan Documents are solely for the benefit of Administrative Agent, Lenders and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Administrative Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

11.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, Sole Lead Arranger or Sole Bookrunner are arm’s-length commercial transactions between Borrower, on the one hand, and Administrative Agent, Sole Lead Arranger or Sole Bookrunner, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, Sole Lead Arranger and Sole Bookrunner each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent, nor Sole Lead Arranger, nor Sole Bookrunner has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, Sole Lead Arranger and Sole Bookrunner and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent, nor Sole Lead Arranger, nor Sole Bookrunner has any obligation to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent, Sole Lead Arranger and Sole Bookrunner with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.20 Assignments and Participations.

11.20.1 Assignments by the Lenders.

(a) Each Lender may assign any of its Loans, its Note and its Commitment (but only with the consent of Administrative Agent, which consent shall not be required if the Lender assigning its Loan is Administrative Agent, and so long as no

Event of Default exists, with the consent of Borrower), provided that no such consent by Borrower shall be unreasonably withheld, conditioned, or delayed, and Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and further provided that:

(i) no such consent by Administrative Agent or Borrower shall be required in the case of any assignment by any Lender to another Lender or an Affiliate of such Lender or such other Lender except to the extent that Administrative Agent has reserved the right to consent to further assignments to a Lender in connection with the granting of its consent to the initial assignment to such Lender;

(ii) except to the extent Administrative Agent and Borrower shall otherwise consent, any such partial assignment (other than to another Lender or an Affiliate of a Lender) shall be in an amount at least equal to $5,000,000 or, if less, the entire amount of the assigning Lender’s Loans and Commitment;

(iii) each such assignment (including an assignment to another Lender or an Affiliate of a Lender) by a Lender of its Loans or Commitment shall be made in such manner so that the same portion of its Loans and Commitment is assigned to the respective assignee;

(iv) subject to the applicable Lender’s compliance with the provisions of clauses (ii) and (iii) above, Administrative Agent’s consent shall not be unreasonably withheld, delayed or conditioned if such assignment is made to an Eligible Institution and the provisions of clause (v) have been satisfied; and

(v) upon execution and delivery by the assignee (even if already a Lender) to Borrower and Administrative Agent of an Assignment and Assumption pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by Administrative Agent to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned. Upon each such assignment the assigning Lender shall pay Administrative Agent a processing and recording fee of $3,500 and the reasonable fees and disbursements of Administrative Agent’s counsel incurred in connection therewith. The assignee, if it is not already a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(b) From and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.2.3, 2.11.1 and 11.23); provided, however, that in no event shall such assigning Lender be released with respect to any defaults by or liabilities of such Lender under the Loan Documents which accrued prior to such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.20.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.20.1.

(c) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirements, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20.2 Participations by the Lenders.

(a) A Lender may, without the consent of Borrower, but with prior written notice to Administrative Agent, sell to one or more other Persons (each a “Participant”) a participation in all or any part of any Loans held by it, or in its Commitment, provided (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any modification or waiver of any provision of this Agreement or any other Loan Document. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant (except as provided in the Loan Documents), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or (v) consent to any modification, amendment or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section 10.9, requires the consent of each Lender affected thereby. Subject to Section 11.20.2(b), Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.2.3, and 2.11.1 (subject to the requirements and limitations therein, including the requirements under Section 2.2.3) (it being understood that the documentation required under Section 2.2.3 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.20.1; provided that such Participant agrees to be subject to the provisions of Section 2.11.4 as if it were an assignee under Section 11.20.1. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.11.4 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.201 as though it were a Lender; provided that such Participant agrees to be subject to Sections 2.10.3 and 11.200.2(b) as though it were a Lender.

(b) A Participant shall not be entitled to receive any greater payment under Sections 2.2.3, and 2.11.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with Borrower's prior written consent.

(c) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower (such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.20.3 Assignments by BankUnited. Notwithstanding the foregoing or anything to the contrary contained herein, the Loan, the Note, the Loan Documents and/or BankUnited’s rights, title, obligations and interests therein (in its capacity as a Lender) may be assigned by BankUnited and any of its successors and assigns to any Person at any time in its discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise. Upon such assignment, all references to BankUnited (in its capacity as a Lender) in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of BankUnited.

11.20.4 Certain Pledges. In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.20.4 (but without being subject thereto), any Lender may (without notice to Borrower, Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

11.20.5 Provision of Information to Assignees and Participants. Subject to Section 11.25, Lender may furnish information concerning Borrower, any Guarantor or any of their respective Affiliates or the Property in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

11.20.6 No Assignments to Borrower or Affiliates. Anything in this Section 11.20.6 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of its Affiliates (a “Borrower-Related Lender”) without the prior consent of Administrative Agent and Majority Lenders. Under no circumstances shall any Borrower-Related Lender:

(a) have any rights to vote or grant consent or approval with respect to any matter for which the vote, consent or approval of any Lender is required under the terms of the Loan Documents, including, without limitation, any of the matters set forth in Section 10.9 of this Agreement;

(b) have any rights to participate in meetings or conference calls to which the Lenders are invited;

(c) have any rights to receive any report or information (whether oral or written) from, or otherwise be consulted by, Administrative Agent or any other Lender that relates, in any way, to the Property, Borrower or the Loan (including, without limitation, any report delivered pursuant to Section 6.3 of this Agreement or pursuant to the Guaranty); or

(d) have any rights to provide direction, grant consent or vote its claim in connection with any voluntary or involuntary case or other proceeding against Borrower or Guarantor which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property.

11.20.7 Reserved.

11.20.8 Assignments by Borrower. Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

11.20.9 Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (such agency being solely for tax purposes), shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.21 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.21 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.22 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed signature page of this Agreement by electronic transmission (including facsimile or electronic mail in “PDF” format) shall be effective as delivery of a manually executed counterpart hereof.

11.23 Limitation on Liability of Administrative Agent’s and the Lenders’ Officers, Employees. Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Administrative Agent’s or such Lender’s respective assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or any Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

11.24 Cooperation with Syndication. Borrower acknowledges that Administrative Agent intends to syndicate a portion of the Commitments to one or more Lenders (the “Syndication”) and in connection therewith, Borrower shall take all actions as Administrative Agent may reasonably request to assist Administrative Agent in its Syndication effort. Without limiting the generality of the foregoing, Borrower shall, at the request of Administrative Agent (i) facilitate the review of the Loans, the Property and the other collateral for the Loans by any prospective Lender; (ii) assist Administrative Agent and otherwise cooperate with Administrative Agent in the preparation of information offering materials (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (iii) deliver updated information on Borrower, Guarantor, the Property and the other collateral for the Loans; (iv) make representatives of Borrower available to meet with prospective Lenders at tours of the Property and bank meetings; (v) facilitate direct contact between the senior management and advisors of Borrower and any prospective Lender; (vi) use its best efforts to ensure that the Syndication efforts of Administrative Agent benefit materially from its existing banking relationships; and (vii) provide Administrative Agent with all information reasonably deemed necessary by it to complete the Syndication successfully. Borrower agrees to take such further reasonable action, in connection with documents and amendments to the Loan Documents, as may reasonably be required to effect such Syndication.

11.25 Treatment of Certain Information; Confidentiality.. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its branches and Affiliates and to its and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors and legal counsel of such Person and of such Person’s Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than)

those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Loan or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective branches or Affiliates on a nonconfidential basis from a source other than the Borrower or any Guarantor that is not known to be subject to a confidentiality obligation to the Borrower or any Guarantor or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or any Guarantor or violating the terms of this Section; or to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement.

For purposes of this Section, “Information” means all information received from the Borrower, any Guarantor or any of their respective Subsidiaries relating to the Borrower, any Guarantor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any Guarantor or any of its Subsidiaries.

11.26 Promotional Material. Borrower authorizes Administrative Agent and each of the Lenders to issue press releases, advertisements, other promotional materials and other disclosures (including disclosures to league tables and similar services) in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities, and describing the basic terms of the Loans consistent with information found on a “tombstone” and Administrative Agent’s or such Lender’s participation in the Loans. All references to Administrative Agent or any Lender contained in any press release, advertisement, promotional material or other public disclosures, other than any public filings or disclosures required by or otherwise filed with the Securities and Exchange Commission, issued by Borrower shall be approved in writing by Administrative Agent and such Lender in advance of issuance.

11.27 Status of Parties. The relationship between the Lenders and Borrower is solely that of lender and borrower. Neither Administrative Agent nor the Lenders have any fiduciary or other special relationship with or duty to Borrower and none is created by the Loan Documents. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association, or special relationship between Borrower and the Lenders or Administrative Agent or in any way make any Lender or Administrative Agent a co-principal with Borrower with reference to the Property or otherwise. In no event shall Administrative Agent’s or Lenders’ rights and interests under the Loan Documents be construed to give Administrative Agent or any Lender the right to control, or be deemed to indicate that Administrative Agent or any Lender is in control of, the business, properties, management or operations of Borrower.

11.28 Borrower Title to Post-Closing Property. Lenders acknowledge that as of the date of this Agreement, Borrower does not own the Post-Closing Property and therefore Lenders agree that any of the representations, warranties, covenants, undertakings or other obligations of Borrower that refer to or concern the Property shall be deemed to refer to or concern only the Closing Date Property until such time as the Borrower acquires the Post-Closing Property and Lenders fund the Future Advance Amount of the Loan.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

GHI SOUTH CAROLINA HOLDINGS LLC, a Delaware limited liability company

By: Greystone Housing Impact Investors LP, a Delaware limited partnership, sole member

By: /s/ Jesse Coury

Jesse Coury, Chief Financial Officer

GHI SOUTH CAROLINA CENTURY PLAZA LLC, a Delaware limited liability company

By GHI South Carolina Holdings LLC, a Delaware limited liability company

By: Greystone Housing Impact Investors LP, a Delaware limited partnership, sole member

By: /s/ Jesse Coury

Jesse Coury, Chief Financial Officer

GHI SOUTH CAROLINA SONDRIO LLC, a Delaware limited liability company

By GHI South Carolina Holdings LLC, a Delaware limited liability company

By: Greystone Housing Impact Investors LP, a Delaware limited partnership, sole member

By: /s/ Jesse Coury

Jesse Coury, Chief Financial Officer

GHI SOUTH CAROLINA VIETTI LLC, a Delaware limited liability company

By GHI South Carolina Holdings LLC, a Delaware limited liability company, its authorized delegee

Signature Page to Loan Agreement

By: Greystone Housing Impact Investors LP, a Delaware limited partnership, sole member

By: /s/ Jesse Coury

Jesse Coury, Chief Financial Officer

GHI SOUTH CAROLINA WINDSOR LLC, a Delaware limited liability company

By GHI South Carolina Holdings LLC, a Delaware limited liability company

By: Greystone Housing Impact Investors LP, a Delaware limited partnership, sole member

By: /s/ Jesse Coury

Jesse Coury, Chief Financial Officer

ADMINISTRATIVE AGENT:

BANKUNITED, N.A.,
a national banking association

By: /s/ Brian Gilmore
Name: Brian Gilmore
Title: Senior Vice President

LENDERS:

BANKUNITED, N.A.,
a national banking association

By: /s/ Brian Gilmore
Name: Brian Gilmore
Title: Senior Vice President

Signature Page to Loan Agreement